Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF SEPTEMBER 2, 2015

BY AND AMONG

CITY OFFICE REIT, INC.,

AS BORROWER,

KEYBANK NATIONAL ASSOCIATION,

ANY OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

AND

KEYBANK NATIONAL ASSOCIATION,

AS AGENT

KEYBANC CAPITAL MARKETS,

AS SOLE LEAD ARRANGER AND SOLE BOOK MANAGER

TABLE OF CONTENTS

§1.	DEFINITIONS AND RULES OF INTERPRETATION.		1

	§1.1	Definitions	1
	§1.2	Rules of Interpretation.	15

§2.	THE CREDIT FACILITY.		16

	§2.1	The Facility	16
	§2.2	RESERVED	16
	§2.3	Notes	16
	§2.4	RESERVED.	16
	§2.5	RESERVED.	16
	§2.6	RESERVED.	16
	§2.7	Interest on Loan.	16
	§2.8	Use of Proceeds	17

§3.	REPAYMENT OF THE LOANS.		17

	§3.1	Stated Maturity	17
	§3.2	Mandatory Prepayments	17
	§3.3	Optional Prepayments	17
	§3.4	Partial Prepayments	17
	§3.5	Effect of Prepayments	17
	§3.6	Failure to Repay Within Nine Months; Amortization	17

§4.	CERTAIN GENERAL PROVISIONS.		18

	§4.1	Conversion Options	18
	§4.2	Fees	18
	§4.3	RESERVED.	18
	§4.4	Funds for Payments	18
	§4.5	Computations	20
	§4.6	Suspension of LIBOR Rate Loan	20
	§4.7	Illegality	21
	§4.8	Additional Interest	21
	§4.9	Additional Costs, Etc.	21
	§4.10	Capital Adequacy	22
	§4.11	Breakage Costs	22
	§4.12	Default Interest; Late Charge	22
	§4.13	Certificate	22
	§4.14	Limitation on Interest	22
	§4.15	Certain Provisions Relating to Increased Costs and Non-Funding Lenders	23

§5.	COLLATERAL SECURITY.		24

	§5.1	Collateral	24
	§5.2	Release of Collateral	24

§6.	REPRESENTATIONS AND WARRANTIES		24

	§6.1	Corporate Authority, Etc.	24
	§6.2	Governmental Approvals	25
	§6.3	Title to Real Estate	25
	§6.4	Financial Statements	25

	§6.5	No Material Changes	25
	§6.6	Franchises, Patents, Copyrights, Etc.	25
	§6.7	Litigation	25
	§6.8	No Material Adverse Contracts, Etc.	26
	§6.9	Compliance with Other Instruments, Laws, Etc.	26
	§6.10	Tax Status	26
	§6.11	No Event of Default	26
	§6.12	Investment Company Act	26
	§6.13	Absence of UCC Financing Statements, Etc.	26
	§6.15	Certain Transactions	27
	§6.16	Employee Benefit Plans	27
	§6.17	Disclosure	27
	§6.18	Trade Name; Place of Business	27
	§6.19	Regulations T, U and X	28
	§6.20	Environmental Compliance	28
	§6.21	Subsidiaries; Organizational Structure	29
	§6.22	RESERVED	29
	§6.23	RESERVED	29
	§6.24	Brokers	29
	§6.25	Other Debt	29
	§6.26	Solvency	29
	§6.27	No Bankruptcy Filing	29
	§6.28	No Fraudulent Intent	30
	§6.29	Transaction in Best Interests of the Borrower; Consideration	30
	§6.30	OFAC	30

§7.	AFFIRMATIVE COVENANTS		30

	§7.1	Punctual Payment	30
	§7.2	Maintenance of Office	30
	§7.3	Records and Accounts	30
	§7.4	Financial Statements, Certificates and Information	31
	§7.5	Notices.	32
	§7.6	Existence; Maintenance of Properties.	33
	§7.7	Insurance	33
	§7.8	Taxes; Liens	33
	§7.9	Inspection of Books	34
	§7.10	Compliance with Laws, Contracts, Licenses, and Permits	34
	§7.11	Further Assurances	34
	§7.12	RESERVED	35
	§7.13	RESERVED	35
	§7.14	Business Operations	35
	§7.15	RESERVED.	35
	§7.16	Ownership of Real Estate	35
	§7.17	RESERVED	35
	§7.18	Plan Assets	35
	§7.19	Further Covenants	35
	§7.20	RESERVED	35
	§7.21	Borrower	35

§8.	NEGATIVE COVENANTS		36

	§8.1	Restrictions on Indebtedness	36

	§8.2	Restrictions on Liens, Etc.	36
	§8.3	Restrictions on Investments.	37
	§8.4	Merger, Consolidation	39
	§8.5	RESERVED.	39
	§8.6	Compliance with Environmental Laws	39
	§8.7	Distributions	40
	§8.8	Asset Sales	40
	§8.9	RESERVED	40
	§8.10	Restriction on Prepayment of Indebtedness	40
	§8.11	Derivatives Contracts	40
	§8.12	Transactions with Affiliates	40
	§8.13	Management Fees	40

§9.	FINANCIAL COVENANTS		41

	§9.1	Maximum Leverage Ratio	41
	§9.2	Minimum Liquidity	41
	§9.3	Minimum Fixed Charge Coverage Ratio	41
	§9.4	Minimum Tangible Net Worth	41
	§9.5	Interest Rate Protection	41

§10.	CLOSING CONDITIONS		41

	§10.1	Loan Documents	41
	§10.2	Certified Copies of Organizational Documents	41
	§10.3	Resolutions	41
	§10.4	Incumbency Certificate; Authorized Signers	41
	§10.5	Opinion of Counsel	42
	§10.6	Payment of Fees	42
	§10.7	Performance; No Default	42
	§10.8	Representations and Warranties	42
	§10.9	Proceedings and Documents	42
	§10.10	Representations True; No Default	42
	§10.11	Compliance Certificate	42
	§10.12	Consents	42
	§10.13	Other	42

§11.	RESERVED.		43

§12.	EVENTS OF DEFAULT; ACCELERATION; ETC.		43

	§12.1	Events of Default and Acceleration	43
	§12.2	RESERVED	45
	§12.3	RESERVED	45
	§12.4	Remedies	45
	§12.5	Distribution of Collateral Proceeds	45

§13.	SETOFF		46

§14.	THE AGENT.		46

	§14.1	Authorization	46
	§14.2	Employees and Agents	46
	§14.3	No Liability	47
	§14.4	No Representations	47
	§14.5	Payments	47

	§14.6	Holders of Notes	48
	§14.7	Indemnity	48
	§14.8	Agent as Lender	48
	§14.9	Resignation	48
	§14.10	Duties in the Case of Enforcement	48
	§14.11	Bankruptcy	49
	§14.12	RESERVED	49
	§14.13	Reliance by the Agent	49
	§14.14	Approvals	49
	§14.15	Borrower Not Beneficiary	50
	§14.16	Defaulting Lenders.	50
	§14.17	Reliance on Hedge Provider	51

§15.	EXPENSES		51

§16.	INDEMNIFICATION		52

§17.	SURVIVAL OF COVENANTS, ETC.		52

§18.	ASSIGNMENT AND PARTICIPATION.		53

	§18.1	Conditions to Assignment by the Lenders	53
	§18.2	Register	53
	§18.3	New Notes	53
	§18.4	Participations	54
	§18.5	Pledge by Lender	54
	§18.6	No Assignment by the Borrower	55
	§18.7	Disclosure	55
	§18.8	Titled Agents	55
	§18.9	Amendments to Loan Documents	55

§19.	NOTICES		55

§20.	RELATIONSHIP		56

§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE		56

§22.	HEADINGS		56

§23.	COUNTERPARTS		56

§24.	ENTIRE AGREEMENT, ETC.		57

§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS		57

§26.	DEALINGS WITH BORROWER		57

§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC		57

§28.	SEVERABILITY		58

§29.	TIME OF THE ESSENCE		58

§30.	NO UNWRITTEN AGREEMENTS		58

§31.	REPLACEMENT NOTES		58

§32.	NO THIRD PARTIES BENEFITED		58

§33.	PATRIOT ACT		59

§34.	RESERVED.		59

§35.	LIABILITY		59

§36. ADDITIONAL AGREEMENTS CONCERNING OBLIGATIONS OF THE BORROWER AND THE PLEDGOR.			59

	§36.1	Attorney-in-Fact	59
	§36.2	RESERVED.	59
	§36.3	Waiver of Automatic or Supplemental Stay	59
	§36.4	Waiver of Defenses	59
	§36.5	Waiver	61
	§36.6	Subordination	62

§37.	ACKNOWLEDGMENT OF BENEFITS; EFFECT OF AVOIDANCE PROVISIONS.		62

v

EXHIBITS AND SCHEDULES

Exhibit A	FORM OF LOAN NOTE

Exhibit B	RESERVED

Exhibit C	RESERVED

Exhibit D	RESERVED

Exhibit E	RESERVED

Exhibit F	RESERVED

Exhibit G	FORM OF COMPLIANCE CERTIFICATE

Exhibit H	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Exhibit I	RESERVED

Schedule 1.1	LENDERS AND COMMITMENTS

Schedule 1.2	RESERVED

Schedule 6.3	LIST OF ALL ENCUMBRANCES ON ASSETS

Schedule 6.5	NO MATERIAL CHANGES

Schedule 6.7	PENDING LITIGATION

Schedule 6.15	CERTAIN TRANSACTIONS

Schedule 6.20(d)	RESERVED

Schedule 6.21	SUBSIDIARIES

Schedule 6.23	PROPERTY

Schedule 8.8	RESERVED

Schedule 19	NOTICE ADDRESSES

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made as of the 2nd day of September, 2015 (the “Agreement”), by and among City Office REIT, Inc., a Maryland corporation (“Borrower”), CITY OFFICE REIT OPERATING PARTNERSHIP, L.P., a Maryland limited partnership (“Pledgor”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), any other lending institutions that may become parties hereto pursuant to §18 (collectively, together with KeyBank “Lenders”), and KEYBANK NATIONAL ASSOCIATION, as administrative agent for Lenders (“Agent”), and KEYBANC CAPITAL MARKETS, as Sole Lead Arranger and Sole Book Manager.

R E C I T A L S

WHEREAS, the Borrower has requested that the Lenders make a bridge Loan to the Borrower for the purposes set forth herein (the “Loan”, as hereinafter further defined); and

WHEREAS, the Lenders are willing to lend funds upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:

§1.        DEFINITIONS AND RULES OF INTERPRETATION.

§1.1      Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:

Adjusted EBITDA. On any date of determination, the sum of (1) the EBITDA for the prior fiscal quarter most recently ended, multiplied by four (4), less (b) the Capital Reserve.

Advisor. City Office Real Estate Management Inc.

Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote more than fifty percent (50%) of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing more than fifty percent (50%) of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

Agent. KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.

Agent’s Special Counsel. Riemer & Braunstein LLP, or such other counsel as selected by Agent.

Agreement. This Credit Agreement, as the same may be amended, modified, supplemented and/or extended from time to time, including the Schedules and Exhibits hereto.

Agreement Regarding Fees. See §4.2.

Applicable Margin. The Applicable Margin for LIBOR Rate Loans shall be 6.00% and the Applicable Margin for Base Rate Loans shall be 5.00%.

Approved Fund. Any Fund that is administered or managed by (a) a Lender, or (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arranger. KeyBanc Capital Markets or any successors thereto.

Assignment and Acceptance Agreement. See §18.1.

Authorized Officer. Any of the following Persons: Jamie Farrar, Tony Maretic, Greg Tylee and such other Persons as the Borrower shall designate in a written notice to Agent.

Balance Sheet Date. [December 31, 2014].

Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate. The greatest of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate”, and (b) one half of one percent (0.50%) above the Federal Funds Effective Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Loans. Loans bearing interest calculated by reference to the Base Rate.

Borrower. As defined in the preamble hereto.

Breakage Costs. The commercially reasonable cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred during such Interest Period) in connection with (i) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, or (ii) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period.

Building. With respect to each parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon

Business Day. Any day on which banking institutions located in the same city and State as the Agent’s Head Office is located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Capital Lease Obligations. With respect to the Borrower and its Subsidiaries for any period, the obligations of the Borrower or any Subsidiary to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of the Borrower and its Subsidiaries under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

Capital Reserve. On an annual basis, an amount equal to $0.40 per square foot. The Capital Reserve shall be calculated based on the total rentable square footage of the Buildings owned (or ground leased) at the end of each fiscal quarter, less the square footage of unoccupied space held for development or redevelopment.

Cash Equivalents. As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000; and (iii) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least AAA or the equivalent thereof by Moody’s.

CERCLA. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq.

Change in Law. The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change of Control. A Change of Control shall exist upon the occurrence of any of the following:

(a)        During any twelve month period on or after the date of this Agreement, individuals who at the beginning of such period constituted the Board of Directors or Trustees of the Borrower (the “Board”) (together with any new directors whose election by the Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least a majority of the members of the Board then in office who either were members of the Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Borrower then in office;

(b)        Any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of the Borrower equal to at least twenty percent (20%) who did not hold such beneficial ownership as of the date of this Agreement;

(c)        Borrower shall fail to own at least fifty five percent (55%) of the limited partner Equity Interests of the Pledgor and own and control the general partner of the Pledgor, shall fail to own such interests in the Pledgor free of any lien, encumbrance or other adverse claim, or shall fail to control (along with City Office Real Estate Management, Inc., through an advisory agreement) the management and policies of the Pledgor;

(d)        the Borrower or the Pledgorconsolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by Section 8.4); or

(e)        the Pledgor fails to own, directly or indirectly, free and clear of any Liens, 100% of the ownership interests in the Intellicenter Property.

Closing Date. The date agreed to by the parties hereto on which all of the conditions set forth in §10 have been satisfied and the Loan is advanced in accordance with the terms hereof.

Code. The Internal Revenue Code of 1986, as amended.

Collateral. All of the property, rights and interests of the Borrower and the Pledgor that are subject to the security interests, security title, liens and pledges created by the Security Documents, which Collateral shall include a pledge of 49% of the Equity Interests in the Subsidiary which is acquiring the Intellicenter Property, such pledge to be delivered on a post closing basis upon the expiration of any required notice requirements under the Property Loan Documents with respect thereto.

Commitment. As to each Lender, the amount set forth on Schedule 1.1 hereto as such Lender’s commitment to fund the Loan in accordance with the terms of this Agreement.

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders, as the same may be changed from time to time in accordance with the terms of this Agreement.

Competitor. Any Person that is a competitor with the Borrower or the Pledgor in acquiring and investing in assets similar to those of the Borrower, the Pledgor and their Subsidiaries, excluding any commercial or investment banking institution regulated by any governmental entity.

Compliance Certificate. See §7.4(c).

Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated Leverage Ratio. The ratio of the Borrower’s Consolidated Indebtedness to Total Asset Value.

Conversion/Continuation Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Core Funds from Operations. As of any date of determination means, with respect to a Person and for a given period, (a) net income (loss) computed in accordance with GAAP of such person determined on a consolidated basis for such period minus (or plus) (b) gains (or losses) from debt restructuring, mark-to-market adjustments on interest rate swaps, and sales of property during such period, plus (c) depreciation with respect to such person’s real estate assets and amortization (other than amortization of deferred financing costs) of such person for such period, all after adjustment for unconsolidated partnerships and joint ventures, plus (d) all acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn out and the amortization of stock based compensation.

Credit Party(ies). Individually and collectively, the Borrower and the Pledgor.

Default. See §12.1.

Default Rate. See §4.12.

Defaulting Lender. Any Lender that, as determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loan, within three Business Days of the date required to be funded by it hereunder, unless such Lender is contesting its obligation to fund such amount in good faith, (b) has notified the Borrower, or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it has extended credit, (c) has failed, within three Business Days after request by the Agent, to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations, unless such Lender is contesting its obligation to fund in good faith, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy or other debtor relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

Distribution. Any (a) dividend or other monetary distribution, direct or indirect, on account of any Equity Interest of the Borrower, now or hereafter outstanding, except a dividend or other distribution payable solely in Equity Interest to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower now or hereafter outstanding.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loan.

EBITDA. An amount derived from the following during any given period (a) net income, plus (b) to the extent included in the determination of net income, depreciation, amortization, interest expense (including any preferred dividends) and income taxes, plus (c) property acquisition fees plus or minus (d) to the extent included in the determination of net income, any extraordinary losses or gains, such as those resulting from sales or payment of Indebtedness but excluding straight-line rents and FAS 141 accruals or similar adjustments, in each case, as determined on a Consolidated basis in accordance with GAAP (unless otherwise indicated herein), and including (without duplication) the Equity Percentage of EBITDA for the Borrower’s non-wholly owned Affiliates.

Eligible Assignee. (a) A Lender; (b) an Affiliate of a Lender; (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s or the Pledgor’s Affiliates or Subsidiaries, or unless an Event of Default is in existence, a Competitor; and provided further that it shall not be unreasonable to withhold consent if an assignee’s status would increase the costs to the Borrower or impose other restrictions on the Borrower.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Laws. All applicable past (which have current effect), present or future federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, or any judicial or administrative interpretations thereof, and the requirements of any governmental agency or authority having or claiming jurisdiction with respect thereto, applicable to the regulation or protection of the environment, the health and safety of persons and property and all other environmental matters and shall include, but not be limited to, all orders, decrees, judgments and rulings imposed through any public or private enforcement proceedings, relating to Hazardous Substances (as defined below) or the existence, use, discharge, release, containment, transportation, generation, storage, management or disposal thereof, or otherwise regulating or providing for the protection of the environment applicable to Real Estate and relating to Hazardous Substances, or to the existence, use, discharge, release or disposal thereof. Environmental Laws presently include, but are not limited to, the following laws: Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.), the Public Health Service Act (42 U.S.C. §300(f) et seq.), the Pollution Prevention Act (42 U.S.C. §13101 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Federal Clean Water Act (33 U.S.C. §1251 et seq.), The Federal Clean Air Act (42 U.S.C. §7401 et seq.), and the applicable laws and regulations of each State in which any Real Estate is located.

Equity Interests. With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

Equity Percentage. The aggregate ownership percentage of the Borrower or its Subsidiaries in each Affiliate.

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

ERISA Affiliate. Any Person that is subject to ERISA and is treated as a single employer with the Borrower or its Subsidiaries under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Event of Default. See §12.1.

Facility Amount. Fourteen Million Dollars ($14,000,000).

Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

Fixed Charge Ratio. The ratio of (a) Adjusted EBITDA to (b) all of the principal due and payable on the Indebtedness (other than amounts paid in connection with balloon maturities, refinancings, unscheduled principal payments or principal payments on the Loans), plus all Interest Expense, plus the aggregate of all cash dividends payable on any preferred stock, all based upon the immediately preceding calendar quarter (annualized).

Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP. Generally accepted accounting principles consistently applied.

Governmental Authority. The government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Hazardous Substances. Mean and includes asbestos, flammable materials, explosives, radioactive or nuclear substances, polychlorinated biphenyls, other carcinogens, oil and other petroleum products, radon gas, urea formaldehyde, chemicals, gases, solvents, pollutants or contaminants that could be a detriment or pose a danger to the environment or to the health or safety of any person, and any other hazardous or toxic materials, wastes and substances which are defined, determined or identified as such in any past, present or future federal, state or local laws, by-laws, rules, regulations, codes or ordinances or any judicial or administrative interpretation thereof in concentrations which violate Environmental Laws except for such de minimus amounts used on Real Estate in the ordinary course of business in compliance with all applicable Environmental Laws.

Hedge Obligations. As may be applicable at any time, all obligations of the Borrower to any Lender Hedge Provider to make any termination payments under any Derivatives Contract with respect to an interest rate swap, collar, cap or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure, and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified.

Indebtedness. Without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including mandatorily redeemable preferred stock, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business, fees paid under advisory agreements and other reasonable fees paid to affiliates), (f) all Indebtedness (excluding non-recourse carve-out guarantees until such time as the Borrower or the Pledgor is called upon to make payments under any of these guarantees, at which time such guarantees shall thereafter be included in the definition of Indebtedness to the extent of the actual liability thereunder) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person in an amount equal to the lesser of such Indebtedness or the value of the encumbered property, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others (excluding non-recourse carve-out guarantees until such time as the Borrower or the Pledgor is called upon to make payments under any of these guarantees, at which time such guarantees shall thereafter be included in the definition of Indebtedness to the extent of the actual liability thereunder), (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all currently payable obligations of such Person with respect to any Hedge Obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness shall be calculated on a consolidated basis in accordance with GAAP (unless otherwise indicated herein), and including (without duplication) the Equity Percentage of Indebtedness for the Pledgor’s non-wholly owned Affiliates.

Intellicenter Property. The real property consisting of the commercial office building and associated land located at 12653 and 12355 Telecom Drive, Temple Terrace, Florida.

Interest Expense. All paid, accrued or capitalized interest expense on such Person’s Indebtedness (whether direct, indirect or contingent, and including, without limitation, interest on all convertible debt), and including (without duplication) the Equity Percentage of Interest Expense for the Borrower’s non-Wholly Owned Affiliates.

Interest Payment Date. As to each Loan, the first day of each calendar month.

Interest Period. With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Closing Date and ending one, two, or three months thereafter and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)        if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London, England;

(ii)         if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a LIBOR Rate Loan for an interest period of one month on the last day of the then current Interest Period with respect thereto as provided in and subject to the terms of §4.1(c);

(iii)        any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

(iv)        no Interest Period relating to a LIBOR Rate Loan shall extend beyond the Maturity Date, as applicable.

Interpolated Rate. At any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Rate for the longest period for which the LIBO Rate is available that is shorter than the Impacted Interest Period; and (b) the LIBO Rate for the shortest period for which that LIBO Rate is available that exceeds the Impacted Interest Period, in each case, at such time.

Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investments” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

KeyBank. As defined in the preamble hereto.

Leases. Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in or with respect to any Real Estate.

Legal Requirements shall mean all applicable federal, state, county and local laws, rules, regulations, codes and ordinances, and the requirements in each case of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.

Lenders. KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18); individually each, a “Lender”.

Lender Hedge Provider. As may be applicable at any time with respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was the Agent or an Affiliate of the Agent.

LIBOR. For any LIBOR Rate Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that (i) if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBOR shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement, and (ii) if no such rate administered by ICE Benchmark Administration (or by such other Person that has taken over the administration of such rate for U.S. Dollars) is available to the Agent, the applicable LIBOR for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which KeyBank or one of its Affiliate banks offers to place deposits in U.S. dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the relevant LIBOR Rate Loan and having a maturity equal to such Interest Period. For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate Loans. Loans bearing interest calculated by reference to LIBOR.

Lien. See §8.2.

Liquidity. The aggregate of (i) Unrestricted Cash and Cash Equivalents and (ii) marketable securities acceptable to the Agent in its reasonable discretion.

Loan(s). The Loan or any portion thereof made in accordance with the terms hereof in Dollars by Lenders to the Borrower on the Closing Date, in the Facility Amount.

Loan Documents. This Agreement, the Notes, the Security Documents, and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or the Pledgor in connection with the Loan and intended to constitute a Loan Document.

Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, financial condition or results of operations of the Borrower and its Subsidiaries in each case considered as a whole; (b) the ability of the Borrower (taken as a whole) to perform their material obligations under the Loan Documents; or (c) the validity or enforceability of any of the material Loan Documents or the material rights or remedies of the Agent or the Lenders thereunder.

Maturity Date. September 2, 2016, or such earlier date on which the Loan shall become due and payable pursuant to the terms hereof.

Moody’s. Moody’s Investor Service, Inc.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

Net Operating Income. For any income producing Real Estate and for a given period, the difference between (a) any rentals, proceeds and other income received from such property during the determination period (excluding straight-line rents and FAS 141 accruals and similar adjustments), less (b) an amount equal to all costs and expenses (excluding Interest Expense, Taxes, depreciation and amortization expense, and any expenditures that are capitalized in accordance with GAAP) incurred as a result of, or in connection with, or properly allocated to, the operation or leasing of such property during the determination period (other than asset management fees); less (c) the Capital Expenditure Reserve; less (d) all rents, common area reimbursements and other income for such Real Estate received with respect to leases as to which (i) the tenant or any guarantor thereunder is subject to any bankruptcy, reorganization, insolvency, dissolution, liquidation or similar debtor relief proceeding, unless such tenant has expressly assumed its obligations under the applicable lease in such proceeding, (ii) the tenant which has exercised any termination option or otherwise not renewed its lease with a termination date within three months of the subject quarter end, and/or (iii) with respect to any guarantor subject to any bankruptcy, reorganization, insolvency, dissolution, liquidation or similar debtor relief proceeding, unless such guarantor is replaced by a credit worthy guarantor reasonably capable of performing the guarantor’s obligation and in the case of any lease in excess of 5,000 square feet such replacement guarantor shall be reasonably acceptable to Agent, plus (e) projected rentals in connection with any replacement lease executed in accordance with the terms of this Agreement with respect to any space described in (d) above. Net Operating Income shall be calculated based on the immediately preceding calendar quarter unless the Real Estate has not been owned by the Borrower or its Subsidiaries for the entirety of such calendar quarter, in which event Net Operating Income shall be grossed up for such ownership period.

Non Excluded Taxes. See §4.4(b).

Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any industry standard exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication or misappropriation of funds, gross negligence or willful misconduct (ii) result from intentional mismanagement of or physical waste at the Real Estate securing such Non-Recourse Indebtedness, or (iii) arise from the presence of Hazardous Substances on the Real Estate securing such Non-Recourse Indebtedness (whether contained in a loan agreement, promissory note, indemnity agreement or other document), or (iv) are the result of any unpaid real estate taxes and assessments if sufficient cash flow from the Real Estate exists (whether contained in a loan agreement, promissory note, indemnity agreement or other document).

Non-Recourse Indebtedness. Indebtedness of Pledgor, Borrower, their respective Subsidiaries, or an Unconsolidated Affiliate of any such Person, which is secured by one or more parcels of Real Estate or interests therein or equipment and which is not a general obligation of Pledgor, Borrower or such Subsidiary or Unconsolidated Affiliate, the holder of such Indebtedness having recourse solely to the parcels of Real Estate, or interests therein, securing such Indebtedness or the direct owner of such real estate, the leases thereon and the rents, profits and equity thereof or equipment, as applicable (except for recourse against the general credit of the Person obligated thereon for any Non-Recourse Exclusions), provided that in calculating the amount of Non-Recourse Indebtedness at any time, the Borrower’s reasonable estimate of the amount of any Non-Recourse Exclusions which are the subject of a claim and action shall not be included in the Non-Recourse Indebtedness but shall constitute Recourse Indebtedness. Non-Recourse Indebtedness shall also include Indebtedness of a Subsidiary of Pledgor or Borrower that is not a Credit Party or of an Unconsolidated Affiliate which is a special purpose entity that is recourse solely to such Subsidiary or Unconsolidated Affiliate, which is not cross-defaulted to other Indebtedness of the Borrower and which does not constitute Indebtedness of any other Person (other than such Subsidiary or Unconsolidated Affiliate which is the borrower thereunder).

Notes. See §2.3.

Notice. See §19.

Obligations. The term “Obligations” shall mean and include:

A.        The payment of the principal sum, interest at variable rates, charges and indebtedness evidenced by the Notes including any extensions, renewals, replacements, increases, modifications and amendments thereof, given by the Borrower to the order of the respective Lenders;

B.        The payment, performance, discharge and satisfaction of each covenant, warranty, representation, undertaking and condition to be paid, performed, satisfied and complied with by the Borrower under and pursuant to this Agreement or the other Loan Documents;

C.        The payment of all costs, expenses, legal fees and liabilities incurred by the Agent and the Lenders in connection with the enforcement of any of the Agent’s or any Lender’s rights or remedies under this Agreement or the other Loan Documents, or any other instrument, agreement or document which evidences or secures any other obligations or collateral therefor, whether now in effect or hereafter executed; and

D.        The payment, performance, discharge and satisfaction of all other liabilities and obligations of the Borrower to the Agent or any Lender, whether now existing or hereafter arising, direct or indirect, absolute or contingent, and including, without limitation express or implied upon the generality of the foregoing, each liability and obligation of the Borrower under any one or more of the Loan Documents and any amendment, extension, modification, replacement or recasting of any one or more of the instruments, agreements and documents referred to in this Agreement or any other Loan Document or executed in connection with the transactions contemplated by this Agreement or any other Loan Document; provided however that notwithstanding anything to the contrary set forth in the definition of Obligations, with respect to any indemnification, contingent or other similar obligations, such matters shall be considered “Obligations” only to the extent a reasonable good faith claim has been made on such indemnification, contingent or similar obligation on or before the date that all other Obligations are satisfied in full.

OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Outstanding. With respect to the Loan, the aggregate unpaid principal amount thereof as of any date of determination.

Partnership Agreement. The Amended and Restated Limited Partnership Agreement of the Pledgor dated April 21, 2014.

Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.

Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

Pledge Agreement. Collectively, each Pledge Agreement wherein the Borrower or the Pledgor pledges the Collateral to the Agent on behalf of the Lenders.

Pledgor. As defined in the preamble hereto.

Property Loan Documents. As defined in the Pledge Agreement.

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower, the Pledgor, or any of their respective Subsidiaries.

Recourse Indebtedness. As of any date of determination, any Indebtedness (whether secured or unsecured) of a Person other than Non-Recourse Indebtedness.

Register. See §18.2.

Release. See §6.20(c)(iii).

Rent Roll. A report prepared by the Borrower showing for the Intellicenter Property owned or leased by the Borrower or the Pledgor, its occupancy, tenants, lease expiration dates, lease rent and other information in substantially the form presented to the Agent on or prior to the date hereof.

Required Lenders. As of any date when there are two (2) or more Lenders, at least two (2) Lenders whose aggregate Commitment Percentage is equal to or greater than sixty-six and 2/3 percent (66.67%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders.

Reserve Percentage. For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for the Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

Revolving Credit Facility. The revolving credit facility by and among the Borrower, certain of its Affiliates, Key Bank National Association, as agent and a lender, and the other lenders party thereto, entered into as of June 26, 2015, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

Sanctioned Person. Any Person that is (i) listed on OFAC’s List of Specially Designated Nationals and Blocked Persons, (ii) otherwise the subject or target of Sanctions, to the extent U.S. persons are prohibited from engaging in transactions with such a Person, and (iii) 50 percent or greater owned or controlled by a Person described in clause (i) or (ii) above.

Sanction(s). Any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority, in each case, solely to the extent applicable to the Borrower or any of its Subsidiaries.

SEC. The federal Securities and Exchange Commission.

Security Documents. Collectively, the Pledge Agreement, UCC-1 financing statements and any further collateral security agreements or assignments to the Agent for the benefit of the Lenders.

S&P. Standard & Poor’s Ratings Group.

State. A state of the United States of America and the District of Columbia.

Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Tangible Net Worth. The difference between (a) Total Asset Value less (b) all Indebtedness.

Taxes. Any present or future taxes, levies, imposts, duties, charges, fees, or similar deductions or withholdings that are imposed by any Governmental Authority.

Total Asset Value. The sum of (without duplication) (a) the aggregate Value of all of the Borrower’s, the Pledgor’s and their Subsidiaries’ Real Estate, plus (b) the carrying value of other real estate-related investments (such as loans receivable) plus (c) the amount of any cash and Cash Equivalents, excluding tenant security and other restricted deposits of the Borrower and its Subsidiaries. For any non-Wholly Owned Subsidiary, Total Asset Value shall be adjusted for the Borrower’s, the Pledgor’s and their Subsidiaries’ pro rata ownership percentage.

Total Commitment. As of the date of this Agreement, the Total Commitment is equal to the Facility Amount.

Type. As to the Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unconsolidated Affiliate. In respect of any Person, any other Person in whom such Person holds an Investment, (a) whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, and (b) which is not a Subsidiary of such first Person.

Unconsolidated Subsidiary. In respect of any Person, any other Person in whom such Person holds an Investment, whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person.

Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted Cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, reserves or Liens or similar claims of any kind in favor of any Person (other than any statutory right of set off).

Value. The sum of the following: (a) for Real Estate for which the Borrower has obtained an Appraisal, the value indicated in such Appraisal, and (b) for all other Real Estate, the undepreciated cost basis of such Real Estate.

Wholly Owned Subsidiary. As to the Borrower, any Subsidiary of the Borrower that is directly or indirectly owned 100% by Borrower.

§1.2      Rules of Interpretation.

 (a)        A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

 (b)        The singular includes the plural and the plural includes the singular.

 (c)        A reference to any law includes any amendment or modification of such law.

 (d)        A reference to any Person includes its permitted successors and permitted assigns.

 (e)        Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

 (f)        The words “include”, “includes” and “including” are not limiting.

 (g)        The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval.

 (h)        All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

 (i)        Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

    (j)        The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

    (k)       The words “the date hereof” or words of like import shall mean the date that this Agreement is fully executed by all parties.

    (l)        In the event of any change in generally accepted accounting principles after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of the Borrower or the Agent, the Borrower and the Agent shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower as in effect prior to such accounting change, as determined by the Agent in its good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrower and the Agent, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

§2.          THE CREDIT FACILITY.

§2.1      The Facility. Subject to the terms and conditions herein set forth, Lenders agree to make the Loan to the Borrower in an amount equal to the Facility Amount. The Loan shall be funded in one advance on the date hereof in accordance with the terms and conditions of this Agreement. The Borrower may not re-borrow any portion of the Loan which is repaid.

§2.2      RESERVED.

§2.3      Notes. The Loan shall, if requested by each Lender, be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit A hereto (collectively, the “ Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions. One Note shall be payable to the order of each Lender which so requests the issuance of a Note in the principal amount equal to such Lender’s Commitment or, if less, the outstanding amount of the Loan made by such Lender, plus interest accrued thereon, as set forth below.

§2.4      RESERVED.

§2.5      RESERVED.

§2.6      RESERVED.

§2.7      Interest on Loan.

    (a)        Each Base Rate Loan shall bear interest for the period commencing with the date such loan is selected as a Base Rate Loan and ending on the date on which such Base Rate Loan is repaid or converted to a LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Loans.

    (b)        Each LIBOR Rate Loan shall bear interest for the period commencing the date such loan is selected as a LIBOR Rate Loan and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for LIBOR Rate Loans.

    (c)        The Borrower promises to pay interest on the Loan in arrears on each Interest Payment Date with respect thereto.

    (d)        Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

 §2.8         Use of Proceeds. The Borrower and its Subsidiaries will use the proceeds of the Loan solely to fund a portion of the cost of acquiring the Intellicenter Property, with any excess proceeds being released to the Borrower to be used for general working capital purposes..

§3.        REPAYMENT OF THE LOANS.

§3.1      Stated Maturity. The Borrower promises to pay on the Maturity Date and there shall become absolutely due and payable on the Maturity Date the outstanding amount of the Loan on such date, together with any and all accrued and unpaid interest thereon.

§3.2      Mandatory Prepayments. The Borrower shall promptly, but in any case within five (5) Business Days after receipt thereof, remit to the Agent for application to the outstanding principal balance of the Loan, and the permanent reduction of the amount of the Loan, an amount equal to 100% of: (a) the net proceeds of any issuance of common or preferred Equity Interests in the Pledgor or the Borrower, and (b) the proceeds of any refinancing in respect of any Indebtedness with respect to any Real Estate or the sale of any Real Estate (in the case of the amounts referred to in clause (b) above, net of the repayment, as applicable, of first mortgage indebtedness secured by such Real Estate, and the payment of customary closing costs).

§3.3      Optional Prepayments.

    (a)        The Borrower shall have the right, at its election, to prepay the outstanding amount of the Loan, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8.

    (b)       The Borrower shall give the Agent, no later than 1:00 p.m. (Eastern time) at least three (3) days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loan and the principal amount to be prepaid (provided that (i) any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent) and/or (ii) any such notice or repayment may be conditioned upon the consummation of a transaction.

§3.4      Partial Prepayments. Each partial prepayment of the Loan under §3.3 shall be in a minimum amount of $100,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §3.2 and §3.3 shall be applied first to the principal of Loan (and with respect to each category of Loan, first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans).

§3.5      Effect of Prepayments. Amounts of the Loan prepaid under §3.2 and §3.3 prior to the Maturity Date may not be reborrowed.

§3.6      Failure to Repay Within Nine Months; Amortization. In the event that the outstanding amount of the Loan, together with all accrued and unpaid interest thereon, has not been paid to Agent by June 2, 2016, the Borrower shall present to the Agent on such date a written plan, in form and substance reasonably satisfactory to the Agent, setting forth the proposed plan of the Borrower to effect full and timely repayment. If the Borrower’s proposed repayment plan reflects insufficient funds so to repay all such amounts on or before the Maturity Date, the amount equal to the anticipated deficiency shall be repaid to Agent in equal monthly installments over the then unexpired term hereof.

§4.        CERTAIN GENERAL PROVISIONS.

§4.1      Conversion Options.

  (a)        The Borrower may elect from time to time to convert any of its outstanding Loans to a Loan of another Type and such Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan unless the Borrower pays Breakage Costs as required under this Agreement; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $100,000 and, after giving effect to the making of such Loan, there shall be no more than four (4) LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in a principal amount of less than $100,000 or a LIBOR Rate Loan in a principal amount of less than $100,000. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

  (b)        Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

  (c)        In the event that the Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically continued at the end of the applicable Interest Period as a LIBOR Rate Loan for an Interest Period of one month unless such Interest Period shall be greater than the time remaining until the Maturity Date, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period.

§4.2      Fees. In addition to all fees specified herein, the Borrower agrees to pay to KeyBank and the Arranger, for their own account, certain fees for services rendered or to be rendered in connection with the Loan as provided pursuant to a fee letter dated on or about the Closing Date, between the Borrower and KeyBank (the “Agreement Regarding Fees”).

§4.3      RESERVED.

§4.4      Funds for Payments.

  (a)        All payments of principal, interest, facility fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to Agent, for the respective accounts of Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 3:00 p.m. (Eastern time) on the day when due (or such later time as is acceptable to the Agent in the event of a payment in full of all Loan and a termination of Commitments hereunder), in each case in lawful money of the United States in immediately available funds. To the extent not already paid pursuant to the preceding sentence, the Agent is hereby authorized to charge the accounts of the Borrower with KeyBank, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loan and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders under the Loan Documents. Subject to the foregoing, all payments made to the Agent on behalf of the Lenders, and actually received by the Agent, shall be deemed received by the Lenders on the date actually received by the Agent.

(b)        All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any Taxes now or hereafter imposed or levied by the United States of America or any political subdivision thereof or taxing or other authority therein or any jurisdiction from or through which a payment is made by the Borrower, excluding any income Taxes, franchise or similar Taxes and any Taxes imposed by a jurisdiction as a result of any connection between a Lender and such jurisdiction other than any connection arising solely from executing, delivering, performing its obligations under, or enforcing any Loan Document (such Taxes, other than those so excluded as specifically set forth in this sentence referred to as “Non-Excluded Taxes”), unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by the Borrower hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Lenders or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrower; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of §4.4(c) or such Lender’s failure to comply with Sections 1471 through 1474 of the Code or any regulations promulgated thereunder (“FATCA”) to establish an exemption from withholding thereunder; (ii) that are branch profits taxes imposed by the United States or any similar taxes imposed by any other jurisdiction under the laws of which a Lender is organized or in which its applicable lending office is located; or (iii) in the case of a Non-U.S. Lender and notwithstanding any consent given pursuant to §18.1, that are imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment) to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this §4.4(b). The Borrower will deliver promptly to Agent certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under any other Loan Document. In the event a Lender receives a refund or credit of any Non-Excluded Taxes paid by the Borrower pursuant to this section, such Lender will pay to the Borrower the amount of such refund or credit (and any interest received with respect thereto) promptly upon receipt thereof; provided that if at any time thereafter such Lender is required to return such refund or credit, the Borrower shall promptly repay to such Lender the amount of such refund or credit, net of any reasonable incremental additional costs.

(c)        Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”), to the extent such Lender is lawfully able to do so, shall provide the Borrower on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment and Acceptance Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrower, with (x) two (2) original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and any other such duly executed form(s) or statement(s) (including whether such Lender has complied with the FATCA) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of (i) an income tax treaty between the United States and the country of residence of such Lender, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents, or (y) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Code, a Certificate Regarding Non-Bank Status together with two (2) original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Code and requested by the Borrower to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents. Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall provide the Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two (2) original copies of Internal Revenue Service From W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this section hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly provide the Borrower two (2) new original copies of Internal Revenue Service Form W-9, W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor form), or a Certificate Regarding Non-Bank Status and two (2) original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Code and requested by the Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents, or notify the Borrower of its inability to deliver any such forms, certificates or other evidence.

§4.5      Computations. All computations of interest on the Loan and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loan, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loan as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount.

§4.6      Suspension of LIBOR Rate Loan. In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loan for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders. In such event (a) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of Lenders to make LIBOR Rate Loan shall be suspended until Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders.

§4.7      Illegality. Notwithstanding any other provisions herein, if any Change in Law shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loan, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower thereupon (a) the commitment of the Lenders to make LIBOR Rate Loan shall forthwith be suspended and (b) the LIBOR Rate Loan then outstanding shall be converted automatically to Base Rate Loan on the last day of each Interest Period applicable to such LIBOR Rate Loan or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by the Borrower hereunder.

§4.8      Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loan has been accelerated as provided in §12.1, the Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. The Borrower understands, agrees and acknowledges the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) the Borrower have accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. The Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.9      Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any Change in Law, shall:

  (a)        subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, the Loan (other than taxes based upon or measured by the gross receipts, income or profits of such Lender or the Agent or its franchise tax), or

  (b)        materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on any Loan or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

  (c)        impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by the Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

  (d)        impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loan, such Lender’s Commitment, or any class of loans or commitments of which any of the Loan or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

   (i)         to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining the Loan, or such Lender’s Commitment, or

   (ii)         to reduce the amount of principal, interest or other amount payable to any Lender or Agent hereunder on account of such Lender’s Commitment or the Loan, or

(iii)         to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will (and as to clauses (a) and (b) above, subject to the provisions of Section §4.4), within thirty (30) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall reasonably determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. For the avoidance of doubt, the provisions of this §4.9 shall not apply with respect to Taxes, which shall be governed by §4.4(b) and §4.4(c).

§4.10    Capital Adequacy. If after the date hereof any Lender determines that (a) as a result of a Change in Law, or (b) compliance by such Lender or its parent bank holding company with any directive of any such entity regarding liquidity or capital adequacy, has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loan hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof. The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is reasonably determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender.

§4.11    Breakage Costs. The Borrower shall pay all Breakage Costs required to be paid by them pursuant to this Agreement and incurred from time to time by any Lender within fifteen (15) days from receipt of written notice from the Agent, or such earlier date as may be required by this Agreement.

§4.12    Default Interest; Late Charge. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loan, the Loan shall bear interest payable on demand at a rate per annum equal to four percent (4.0%) above the interest rate that would otherwise be in effect hereunder (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment). In addition, the Borrower shall pay a late charge equal to four percent (4.0%) of any amount of interest and/or principal payable on the Loan (other than amounts due on the Maturity Date or as a result of acceleration), which is not paid by the Borrower within ten (10) days of the date when due.

§4.13    Certificate. A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be prima facie evidence of the amount due. A Lender shall be entitled to reimbursement under §4.9, or §4.10 from and after notice to the Borrower that such amounts are due given in accordance with §4.9 or §4.10 and for a period of ninety (90) days prior to receipt of such notice if such Change in Law was effective during such ninety (90) day period.

§4.14    Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This Section shall control all agreements between or among the Borrower, the Lenders and the Agent.

§4.15    Certain Provisions Relating to Increased Costs and Non-Funding Lenders. If a Lender gives notice of the existence of the circumstances set forth in §4.7 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10, then, upon the request of the Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by the Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonable and necessary costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender has given notice of the existence of the circumstances set forth in §4.7 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10 and following the request of the Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”) and such failure has not been cured (a “Non-Funding Lender”), then, within ninety (90) days after such notice or request for payment or compensation or failure to fund, as applicable, the Borrower shall have the right as to such Affected Lender or Non-Funding Lender, as applicable, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender or Non-Funding Lender, within ninety (90) days of receipt of such notice or failure to fund, as applicable, to elect to cause the Affected Lender or Non-Funding Lender, as applicable, to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender or Non-Funding Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s or Non-Funding Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender or Non-Funding Lender, as applicable, the Affected Lender’s or Non-Funding Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Non-Funding Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s or Non-Funding Lender’s Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Affected Lender or Non-Funding Lender, as applicable, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

§5.        COLLATERAL SECURITY.

§5.1      Collateral. The Obligations and the Hedge Obligations shall be secured by a perfected first priority lien and security interest to be held by the Agent for the benefit of the Lenders on the Collateral, pursuant to the terms of and subject to the limitations contained in the Security Documents.

§5.2      Release of Collateral. Upon the refinancing or repayment of the Obligations in full, then the Agent shall release the Collateral from the lien and security interest of the Security Documents and to release the Borrower; provided that the Agent has not received a notice from the “Representative” (as defined in §14.17) or the holder of the Hedge Obligations that any Hedge Obligation is then due and payable to the holder thereof.

§6.        REPRESENTATIONS AND WARRANTIES. The Borrower represent and warrant to the Agent and the Lenders as follows, each as of the Closing Date hereof, and as of the date of a request for a funding of any Loan hereunder:

§6.1      Corporate Authority, Etc.

  (a)        Incorporation; Good Standing. The Borrower is a Maryland corporation duly organized pursuant to its certificate of incorporation filed with the Maryland Secretary of State, and is validly existing and in good standing under the laws of Maryland. The Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.

  (b)        Other Credit Parties. Each of the other Credit Parties (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where Real Estate is owned or leased by it is located to the extent required to do so under applicable law and in each other jurisdiction where a failure to be so qualified could have a Material Adverse Effect.

  (c)        Other Subsidiaries. Except where a failure to satisfy such representation would not have a Material Adverse Effect, each of the Subsidiaries of the Borrower (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where Real Estate owned or leased by it is located.

  (d)        Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or the Pledgor is a party and the transactions contemplated hereby and thereby (i) are within the authority of the Credit Parties, (ii) have been duly authorized by all necessary actions on the part of the Credit Parties, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any Credit Party is subject or any judgment, order, writ, injunction, license or permit applicable to any Credit Party, except as would not reasonably be expected to result in a Material Adverse Effect, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, any Credit Party or or any of its properties where, in the case of any agreement or other instrument binding upon any Credit Party or any of its properties, any conflict or default would not reasonably be expected to have a Material Adverse Effect, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of any Credit Party other than the liens and encumbrances in favor of the Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to Agent or except as would not reasonably be expected to result in a Material Adverse Effect.

  (e)        Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which any of the Credit Parties is a party are valid and legally binding obligations of the Credit Parties enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

§6.2      Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Credit Party is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained and the filing of the Security Documents in the appropriate records office with respect thereto, in each case, except as would not reasonably be expected to result in a Material Adverse Effect.

§6.3      Title to Real Estate. The Subsidiaries own or lease the Real Estate, subject only to the rights of others, including mortgages or leases pursuant to which the Subsidiaries or any of their Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other monetary encumbrances incurred in the ordinary course of business with respect thereto.

§6.4      Financial Statements. The Borrower has furnished to the Agent: (a) the consolidated balance sheet of the Borrower and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow for the most recent period then ended (and available) certified by an Authorized Officer or the chief financial or accounting officer of the Borrower, and (b) certain other financial information relating to the Pledgor and the Real Estate. Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles and fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of the operations of the Borrower and its Subsidiaries for such periods.

§6.5      No Material Changes. Since the later of Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, as applicable, except as otherwise disclosed to the Agent, there has occurred no materially adverse change in the financial condition, or business of the Borrower, and its Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of the Borrower as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the calendar year then ended, other than changes that have not and could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, prospects, operations or business activities of the Real Estate from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had a Material Adverse Effect.

§6.6      Franchises, Patents, Copyrights, Etc. The Borrower and the Pledgor possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others.

§6.7      Litigation. As of the date hereof, except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrower or the Pledgor threatened against the Borrower or the Pledgor before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien, security title or security interest created or intended to be created pursuant hereto or thereto. As of the date hereof, except as set forth on Schedule 6.7, there are no judgments, final orders or awards outstanding against or affecting the Borrower, the Pledgor, or any Real Estate, individually or in the aggregate, in excess of $1,000,000.

§6.8       No Material Adverse Contracts, Etc. Neither the Borrower nor the Pledgor is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect, with Lenders agreeing the exercise of the redemption rights granted under the Partnership Agreement shall not be deemed to have a Material Adverse Effect. Neither the Borrower nor the Pledgor is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§6.9       Compliance with Other Instruments, Laws, Etc. Neither the Borrower nor the Pledgor is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10      Tax Status. Except as would not reasonably be expected to result in a Material Adverse Effect, each of the Borrower and the Pledgor (a) has made or filed all federal and state income and all other Tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all Taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings or for which any of the Borrower or the Pledgor, as applicable, has set aside on its books provisions reasonably adequate for the payment of such Taxes, and (c) has made provisions reasonably adequate for the payment of all accrued Taxes not yet due and payable. Except as would not reasonably be expected to result in a Material Adverse Effect, there are no unpaid Taxes claimed by the taxing authority of any jurisdiction to be due by the Borrower or its Subsidiaries, the officers or partners of such Person know of no basis for any such claim, and as of the Closing Date, there are no audits pending or to the knowledge of the Borrower threatened with respect to any Tax returns filed by the Borrower or its Subsidiaries. The taxpayer identification number for the Borrower is 46-4654279.

§6.11      No Event of Default. No Default or Event of Default has occurred and is continuing.

§6.12      Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13      Absence of UCC Financing Statements, Etc. Except with respect to Permitted Liens or as disclosed on the lien search reports delivered to and approved by the Agent, there is no financing statement (but excluding any financing statements that may be filed against the Borrower or the Pledgor without the consent or agreement of such Persons), security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any Collateral.

§6.14      Setoff, Etc. Except as provided in the Pledges, the Collateral and the rights of the Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses by the Borrower or any of its Subsidiaries or Affiliates or, to the best knowledge of the Borrower, any other Person other than Permitted Liens described in §8.2(i).

§6.15    Certain Transactions. Except as disclosed on Schedule 6.15 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of the Borrower or the Pledgor is, nor shall any such Person become, a party to any transaction with the Borrower or the Pledgor (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrower or the Pledgor, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to the Borrower or the Pledgor than those that would be obtained in a comparable arms-length transaction.

§6.16    Employee Benefit Plans. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and each ERISA Affiliate that is subject to ERISA has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Multiemployer Plan or Guaranteed Pension Plan or (b) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA. Neither the Borrower nor any ERISA Affiliate has failed to make any contribution or payment to any Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Multiemployer Plan or Guaranteed Pension Plan, which has resulted or would reasonably be expected to result in the imposition of a Lien. None of the Real Estate constitutes a “plan asset” of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan in each case, that is subject to ERISA.

§6.17    Disclosure. All of the representations and warranties made by the Borrower or the Pledgor in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects. All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by the Borrower or the Pledgor, is and will be true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading when taken as a whole. The written information, reports and other papers and data with respect to the Borrower, the Pledgor, or the Real Estate (other than projections and estimates) furnished to the Agent or the Lenders by the Borrower or the Pledgor in connection with this Agreement or the obtaining of the Commitments of Lenders hereunder was, at the time so furnished, correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrower’s counsel or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower (except to the extent the related assumptions were when made manifestly unreasonable) except to the extent that any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

§6.18    Trade Name; Place of Business. Neither the Borrower nor the Pledgor uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents. The principal place of business of the Borrower and the other Credit Parties is c/o City Office REIT, Inc., 1075 West Georgia Street, Suite 2600, Vancouver, BC Canada V6E 3C9.

§6.19    Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. No Borrower or other Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.20    Environmental Compliance. Except as set forth on Schedule 6.20:

   (a)        None of the Real Estate, nor to the Borrower’s knowledge, any tenant or operations thereon, is in violation, or alleged violation, of any Environmental Law, which violation would reasonably be expected to have a Material Adverse Effect.

   (b)        Neither the Borrower nor the Pledgor has received written notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted, or has demanded that the Borrower conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages in connection with the release of Hazardous Substances in violation of applicable Environmental Law, which in the case of clauses (i) through (iii) above which involves the Real Estate and which would reasonably be expected to have a Material Adverse Effect.

   (c)        (i) No portion of the Real Estate is used by the Borrower or the Pledgor, or by any tenant or operator thereon, for the handling, processing, storage or disposal of Hazardous Substances except in compliance with applicable Environmental Laws, and to our knowledge and except as provided in any phase I environmental assessment obtained by any Subsidiary, no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained, and, if required, remediated, in compliance with Environmental Laws; (ii) in the course of any business activities conducted by the Borrower, its Subsidiaries or, to the Borrower’s actual knowledge, the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of the Borrower’s or the Pledgor’s or their tenants’ and operators’ business and in compliance with applicable Environmental Laws; (iii) to the Borrower’s actual knowledge, there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than in reasonable quantities to the extent necessary in the ordinary course of operation of the Borrower’s, the Pledgor’s, their tenants’ or operators’ business and, in any event, in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Real Estate, which Release would reasonably be expected to have a Material Adverse Effect; (iv) to the Borrower’s knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, have come to be located on the Real Estate, and which would be reasonably anticipated to have a Material Adverse Effect; and (v) to the Borrower’s actual knowledge, any Hazardous Substances that have been generated on any of the Real Estate have been transported off-site in accordance with all applicable Environmental Laws and in a manner that would not reasonably be expected to have a Material Adverse Effect.

    (d)       Except for such matters that shall be complied with as of the Closing Date, by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any other transactions contemplated hereby, to our knowledge and except as provided in any phase I environmental assessment obtained by any Subsidiary, none of the Borrower, the Pledgor, or the Real Estate will become subject to any applicable Environmental Law requiring the performance of environmental site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement pursuant to applicable Environmental Laws, which would reasonably be expected to have a Material Adverse Effect.

    (e)        To our knowledge and except as provided in any phase I environmental assessment obtained by the Borrower, there are no existing or closed sanitary waste landfills, or hazardous waste treatment, storage or disposal facilities on the Real Estate except where such existence would not reasonably be expected to have a Material Adverse Effect.

    (f)        Neither the Borrower nor the Pledgor has received any written notice from any party that any use, operation, or condition of any Real Estate has caused any adverse condition on any other property that would reasonably be expected to result in a claim under applicable Environmental Law that would have a Material Adverse Effect, nor does the Borrower or the Pledgor have actual knowledge of any existing facts or circumstances that could reasonably be expected to form the basis for such a claim.

§6.21    Subsidiaries; Organizational Structure. Schedule 6.21 sets forth, as of the Closing Date, all of the Subsidiaries and Unconsolidated Subsidiaries of the Borrower, the form and jurisdiction of organization of each of the Subsidiaries and Unconsolidated Subsidiaries, and the owners of the direct and indirect ownership interests therein.

§6.22    RESERVED.

§6.23    RESERVED.

§6.24    Brokers. Neither the Borrower nor any of its Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loan contemplated hereunder.

§6.25    Other Debt. Except as may be provided in the Revolving Credit Facility, neither the Borrower nor the Pledgor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of the Borrower.

§6.26    Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loan made or to be made hereunder, and, including, without limitation the provisions of §37 hereof, the Borrower is not insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, the Borrower is able to pay its debts as they become due, and the Borrower has sufficient capital to carry on its business.

§6.27    No Bankruptcy Filing. As of the Closing Date, the Borrower is not contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and the Borrower and the Pledgor have no knowledge of any Person contemplating the filing of any such petition against it.

§6.28    No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.29    Transaction in Best Interests of the Borrower; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower and the Pledgor. The direct and indirect benefits to inure to the Borrower or the Pledgor pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower and the Pledgor pursuant to this Agreement and the other Loan Documents. The Borrower and the Pledgor further acknowledge and agree that the Borrower and the Pledgor constitute a single integrated and common enterprise and that each receives a benefit from the availability of credit under this Agreement.

§6.30    OFAC. Neither the Borrower nor the Pledgor is (or will be) (i) a Sanctioned Person, (ii) located, organized or resident in a Designated Jurisdiction or (iii) is or has been (within the previous five (5) years) engaged in any transaction with any Sanctioned Person or any Person who is located, organized or resident in any Designated Jurisdiction to the extent that such transactions would violate Sanctions. No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, or has otherwise been made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business with any Sanctioned Person, or in any other manner that will result in a violation by any Loan Party or Subsidiary thereof, or any Lender or Agent, of Sanctions. Neither the making of the Loan hereunder nor the use of proceeds thereof will violate the Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Borrower and its Subsidiaries are in compliance in all material respects with the Patriot Act.

§7.        AFFIRMATIVE COVENANTS. The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Lender has any obligation to make any Loan:

§7.1      Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loan and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents in accordance with the terms hereof.

§7.2      Maintenance of Office. The Borrower will maintain its chief executive office at 1075 West Georgia Street, Suite 2600, Vancouver, BC Canada V6E 3C9, or at such other as the Borrower shall designate upon prompt written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents may be given or made.

§7.3      Records and Accounts. The Borrower and the Pledgor will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP (in each case, in all material respects) and (b) make adequate provision for the payment of all Taxes (including income taxes). Neither the Borrower nor any of its Subsidiaries shall, without the prior written consent of the Agent (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4 (unless required by GAAP or other applicable accounting standards), or (y) change its fiscal year.

§7.4      Financial Statements, Certificates and Information. The Borrower will deliver or cause to be delivered to the Agent:

  (a)        not later than one hundred twenty (120) days after the end of each calendar year, the audited Consolidated balance sheet of the Pledgor and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by an Authorized Officer or the chief financial officer or accounting officer of the Borrower that the information contained in such financial statements fairly presents in all material respects the financial position of the Borrower and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by a member firm of KPMG, LLP or another nationally recognized accounting firm, and any other information the Agent may reasonably request to complete a financial analysis of the Borrower and its Subsidiaries;

  (b)        not later than sixty (60) days after the end of each calendar quarter of each year, copies of the unaudited consolidated balance sheet of the Pledgor and its Subsidiaries and the Borrower and its Subsidiaries as at the end of such quarter, and the related unaudited consolidated statements of income and cash flows for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by an Authorized Officer or the chief financial officer or accounting officer of the Borrower that the information contained in such financial statements fairly presents in all material respects the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

  (c)        simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by an Authorized Officer or the chief financial officer or chief accounting officer of the Borrower in the form of Exhibit G hereto (or in such other form as the Agent may reasonably approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9. All income, expense, debt and value associated with Real Estate or other Investments disposed of during any quarter will be eliminated from calculations, where applicable. The Compliance Certificate shall be accompanied by copies of the statements of Net Operating Income for such calendar quarter for the Real Estate, prepared on a basis consistent with the statements furnished to Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to Agent, together with a certification by an Authorized Officer or the chief financial officer or chief accounting officer of the Borrower that the information contained in such statement fairly presents in all material respects Net Operating Income of the Real Estate for such periods;

  (d)        simultaneously with the delivery of the financial statements referred to in clause (a) above, the statement of all contingent liabilities involving amounts of $1,000,000 or more of the Borrower or the Pledgor which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);

  (e)        simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, upon request by Agent, a statement (i) listing the Real Estate owned by the Borrower and its Subsidiaries (or in which the Borrower or its Subsidiaries owns an interest), (ii) listing the Indebtedness (excluding, for the purposes hereof, the redemption obligations under the Partnership Agreement) of the Borrower and its Subsidiaries, which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is recourse or non-recourse;

  (f)        if requested by the Agent, promptly after they are filed with the Internal Revenue Service, copies of all annual federal income tax returns and amendments thereto of the Borrower;

  (g)        not later than December 15 of each year, a budget and business plan for the Borrower for the next calendar year;

  (h)        from time to time such other financial data and information in the possession of the Borrower or its Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against the Borrower or the Pledgor and any settlement discussions relating thereto (unless the Borrower in good faith believe that such disclosure could result in a waiver or loss of attorney work product, attorney-client or any other applicable privilege), property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting the Borrower or the Pledgor) as the Agent may reasonably request.

Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent or made available to the Agent pursuant to an accessible website and the Lenders provided that such material is in a format reasonably acceptable to the Agent, and such material shall be deemed to have been delivered to the Agent and the Lenders upon the Agent’s receipt thereof or access to the website containing such material. Upon the request of the Agent, the Borrower shall deliver paper copies thereof to the Agent and the Lenders. The Borrower authorize the Agent to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system provided that system is secure and access thereto is protected by a password that is only disclosed to the Lenders, and the Borrower releases the Agent and the Lenders from any liability in connection therewith (other than the liability based on the Agent’s gross negligence or willful misconduct).

§7.5      Notices.

  (a)        Defaults. The Borrower and the Pledgor will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any written notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Borrower and the Pledgor shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

  (b)        Environmental Events. The Borrower or the Pledgor will give notice to the Agent within five (5) Business Days of becoming aware of (i) any known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that the Borrower reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any written inquiry, proceeding, or investigation, including a written notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in the case of either clauses (i) – (iii) above involves any Real Estate and would reasonably be expected to have a Material Adverse Effect.

  (c)        Notification of Claims Against Collateral. The Borrower or the Pledgor will give notice to the Agent in writing within five (5) Business Days of becoming aware of any material setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses to which any of the Collateral, or the rights of the Agent or the Lenders with respect to the Collateral, are subject, which could have a Material Adverse Effect.

  (d)        Notice of Litigation and Judgments. The Borrower or the Pledgor will give notice to the Agent in writing within five (5) Business Days of becoming aware of any pending litigation and proceedings affecting the Borrower or to which the Borrower is a party involving an uninsured claim against the Borrower that could either cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower or the Pledgor will give notice to the Agent, in writing, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $5,000,000.

  (e)        ERISA. The Borrower or Pledgor will give notice to the Agent within ten (10) Business Days after Borrower or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice (including any received from the trustee of a Multiemployer Plan) of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan, in each case if such event or occurrence would reasonably be expected to have a Material Adverse Effect.

  (f)        Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6      Existence; Maintenance of Properties.

  (a)        The Borrower and the Pledgor will preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation. The Borrower and the Pledgor will preserve and keep in full force all of their rights and franchises, the preservation of which is necessary to the conduct of their business, to the extent that the failure to do so could reasonably be expected to result in a Material Adverse Effect.

  (b)        The Borrower (i) will cause all of the Real Estate to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof in each case under (i) or (ii) above in which the failure to do so would cause a Material Adverse Effect.

§7.7      Insurance.

  The Borrower or the Pledgor will, at their expense, procure and maintain with financially sound and reputable insurance companies not Affiliates of any Credit Party, insurance with respect to the properties and business of the Borrower and its Subsidiaries of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

§7.8      Taxes; Liens. The Borrower and the Pledgor will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials or supplies, that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any of the Collateral or other property of the Borrower or the Pledgor, or, with respect to their respective Subsidiaries that in case of any of the foregoing could reasonably be expected to have a Material Adverse Effect, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding and the Borrower or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy.

§7.9      Inspection of Books and Records. The Borrower and the Pledgor will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, at the Borrower’s expense (subject to the limitation set forth below) and upon reasonable prior notice, to visit any of the Real Estate during normal business hours, to examine the books of account of the Borrower and the Pledgor (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower and the Pledgor with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower and the Pledgor shall not be required to pay for such visits and inspections more than once in any twelve (12) month period. The Agent and the Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of the Borrower, the Pledgor and their respective Subsidiaries.

§7.10    Compliance with Laws, Contracts, Licenses, and Permits. The Borrower and the Pledgor will comply in all respects with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where a failure to so comply with any of clauses (i) through (v) could not reasonably be expected to have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or its Subsidiaries may fulfill any of its obligations hereunder, the Borrower or such Subsidiary will immediately take or cause to be taken all steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof, except where the failure to obtain the foregoing could not reasonably be expected to have a Material Adverse Effect. The Borrower and the Pledgor shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise the Agent in writing in the event that the Borrower and the Pledgor shall determine that any investors in the Borrower are in violation of such act.

§7.11    Further Assurances. The Borrower and the Pledgor will cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents provided that such instrument and documents are consistent with the terms of the Loan Documents and do not impose any additional material obligations or expenses on the Borrower or the Pledgor.

§7.12    RESERVED.

§7.13    RESERVED..

§7.14    Business Operations. The Borrower and the Pledgor will not and will not permit any of their respective Subsidiaries to engage in any business other than to acquire, own, use, operate, manage, finance, sell, lease, sublease, exchange or otherwise dispose of office-type properties in the United States, directly or indirectly, and engage in any other activities related or incidental thereto or permitted pursuant to the terms hereof.

§7.15    RESERVED.

§7.16    Ownership of Real Estate. Without the prior written consent of Agent, all Real Estate and all interests (whether direct or indirect) of the Borrower or the Pledgor in any real estate assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by the Pledgor or a Wholly Owned Subsidiary of the Pledgor; provided, however that the Pledgor shall be permitted to own or lease interests in Real Estate through non-Wholly Owned Subsidiaries and Unconsolidated Affiliates as permitted by §8.3.

§7.17    RESERVED.

§7.18    Plan Assets. The Borrower and the Pledgor will do, or cause to be done, all things necessary to ensure that none of the Real Estate will be deemed to be Plan Assets at any time.

§7.19    Further Covenants. The Borrower shall comply with the following covenants:

    (a)        The Borrower will not make or permit to be made, by voluntary or involuntary means, any transfer or encumbrance of its interest in the Pledgor, or any dilution of its interest in the Pledgor, that would result in a Change of Control; and

    (b)        The Borrower shall not dissolve, liquidate or otherwise wind-up its business, affairs or assets.

Nothing contained in this Agreement or the other Loan Documents shall prohibit, limit or restrict the Borrower, as the general partner of the Pledgor, from performing its obligations under the Partnership Agreement (including, without limitation, its obligations under Section 15.1 of the Partnership Agreement), provided that such obligations do not result in a Change of Control and no payment shall be made in cash (other than from proceeds of equity raised by the Borrower) in connection with any redemption obligations if an Event of Default shall be in existence.

§7.20    RESERVED..

§7.21    Borrower. The Equity Interests of the Borrower shall at all times be publicly traded on the New York Stock Exchange, or some other comparable stock exchange approved by the Agent. The Borrower shall at all times comply with all requirements of applicable laws necessary to maintain its status as a real estate investment trust under the Code, shall elect to be treated as a real estate investment trust and shall operate its business in compliance with the terms and conditions of this Agreement applicable to the Borrower and the other Loan Documents to which it is a party.

§8.        NEGATIVE COVENANTS. The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any of the Lenders has any obligation to make any Loan:

§8.1      Restrictions on Indebtedness. The Borrower will not, and will not allow Pledgor to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(i)          Indebtedness to Lenders arising under any of the Loan Documents and Hedge Obligations to a Lender Hedge Provider;

(ii)         Indebtedness under the Revolving Credit Facility;

(iii)        current liabilities of the Borrower or the Pledgor incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(iv)        Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(v)         Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;

(vi)        endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(vii)       Indebtedness incurred to any other landowners, government or quasi-government or entity or similar entity in the ordinary course of business in connection with the construction or development of any Real Estate, including, without limitation, subdivision improvement agreements, development agreements, reimbursement agreements, infrastructure development agreements, agreements to construct or pay for on-site or off-site improvements and similar agreements incurred in the ordinary course of business in connection with the development of Real Estate or construction of infrastructure in connection therewith;

(viii)      To the extent constituting Indebtedness, the redemption obligations set forth in the Partnership Agreement; and

(ix)        Indebtedness of the Borrower and the Pledgor under carve-out guaranties and environmental indemnifications on first mortgage or other property related loans, provided the Borrower shall use commercially reasonably efforts to have any such guaranties or environmental indemnifications be provided by the Borrower before being provided by the Pledgor.

§8.2        Restrictions on Liens, Etc. Except as may otherwise be expressly permitted under the terms of the Revolving Credit Facility, the Borrower will not, and will not allow Pledgor to, (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, negative pledge, charge, or other security interest of upon any Collateral pledged under the Loan Documents, or upon the income or profits therefrom; (b) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement, except to the extent expressly permitted under the Revolving Credit Facility; (c) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever as to the Real Estate over any of their general creditors; (d) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (e) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrower and the Pledgor may create or incur or suffer to be created or incurred or to exist:

(i)         Liens not yet due or payable on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not overdue by more than 60 days or are being contested in good faith and by appropriate proceedings diligently conducted with adequate reserves being maintained by Borrower in accordance with GAAP or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents;

(ii)        deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iii)       deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(iv)        judgment liens and judgments that do not constitute an Event of Default;

(v)         Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations and the Hedge Obligations;

(vi)        Liens in favor of agent and lenders under the Revolving Credit Facility to secure the Obligations (as defined thereunder) and the Hedge Obligations (as defined thereunder); and

(vii)       Liens and encumbrances on Real Estate expressly permitted under the Revolving Credit Facility.

§8.3    Restrictions on Investments.

  (a)         Neither the Borrower nor the Pledgor will make or permit to exist or to remain outstanding any Investment except Investments in:

(i)           marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower or the Pledgor;

(ii)          marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(iii)         demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;

(iv)         securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any State which at the time of purchase are rated by Moody’s Investors Service, Inc. or by Standard & Poor’s Corporation at not less than “P 1” if then rated by Moody’s Investors Service, Inc., and not less than “A 1”, if then rated by Standard & Poor’s Corporation;

(v)        repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing subsection (i), (iv) and (vi) with banks described in the foregoing subsection (iii) or with financial institutions or other corporations having total assets in excess of $500,000,000;

(vi)       shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (i) through (iv) and have total assets in excess of $50,000,000;

(vii)      the acquisition of fee interests or long-term ground lease interests by the Borrower or the Pledgor (directly or indirectly) in real estate and investments incidental thereto, any and all construction and development related thereto;

(viii)     Investments by Borrower and the Pledgor (directly or indirectly) in Subsidiaries of the Pledgor;

(ix)       Investments which constitute Indebtedness to the extent such Indebtedness is permitted pursuant to §8.1;

(x)        Investments in preferred equity (including preferred limited partnership interests) in entities owning real estate projects;

(xi)       Investments in real estate including the acquisition of entities (or interest therein) that are either publicly traded or privately held that own, manage, develop or construct commercial real estate including without limitation REITS and other real estate related entities such as private real estate funds, real estate management companies, real estate development companies and debt funds, acquisition of real estate preferred securities or preferred equity investments and other equity interests, including common stock in companies related directly or indirectly to real estate; and

(xii)      real estate debt of any kind or nature whatsoever, either directly or indirectly, including but not limited to origination of and participation in commercial real estate loans, mortgage notes, collateralized mortgage notes, collateralized mortgage back securities and collateralized debt obligations (including any subordinated promissory notes secured by real estate), and mezzanine loans.

(b)          The Borrower shall not permit Investments by the Borrower and/or the Pledgor or the Borrower’s Subsidiaries to be outstanding at any one time which exceed the following:

(i)          Investments in unimproved land to exceed five percent (5%) of Total Asset Value;

(ii)         Investments in “ground up” construction and “ground up” development projects to exceed five percent (5%) of Total Asset Value;

(iii)        Investments in Real Estate consisting of mortgage loans to exceed ten percent (10%) of Total Asset Value; and

(iv)        Investments in Real Estate consisting of property other than office properties to exceed five percent (5%) of Total Asset Value;

Notwithstanding the foregoing, in no event shall the aggregate value of the Investments described in §8.3(b)(i) through (iv) exceed ten percent (10%) of Total Asset Value at any time.

For the purposes of this §8.3, the Investment of the Borrower or the Pledgor in any non-Wholly Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of (i) such Person’s pro rata share of their Unconsolidated Affiliate’s Investment in Real Estate; plus (ii) such Person’s pro rata share of any other Investments valued at the GAAP book value.

§8.4      Merger, Consolidation.    No Credit Party will become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Required Lenders except for (i) the merger or consolidation of one or more of the Subsidiaries of the Pledgor with and into the Pledgor (it being understood and agreed that in any such event the Pledgor will be the surviving Person), or (ii) the merger or consolidation of two or more Subsidiaries of the Pledgor.

§8.5      RESERVED.

§8.6      Compliance with Environmental Laws. Neither the Borrower nor the Pledgor will do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of the Borrower’s, the Pledgor’s or its tenants’ business and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in material compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in material compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that would reasonably be expected to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties which would reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws), except, any such use, generation, conduct or other activity described in clauses (a) to (e) of this §8.6 would not reasonably be expected to have a Material Adverse Effect.

Borrower and the Pledgor shall, except to the extent in conflict with any Property Loan Documents:

(i)        in the event of any change in applicable Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action as required by such Laws, and

(ii)       if any Release or disposal of Hazardous Substances which the Borrower or the Pledgor is legally obligated to contain, correct or otherwise remediate shall occur or shall have occurred on any Real Estate (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Real Estate by the Borrower or the Pledgor), the Borrower or the Pledgor shall, after obtaining knowledge thereof, cause the performance of actions required by applicable Environmental Laws at the Real Estate in material compliance with all applicable Environmental Laws; provided, that each of the Borrower and the Pledgor shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage such event to the reasonable satisfaction of the Agent or has taken and is diligently pursuing a challenge to any such alleged legal obligation through appropriate administrative or judicial proceedings.

§8.7      Distributions.  Pledgor shall not pay any Distribution to the partners, members or other owners of Pledgor, and Borrower shall not pay any Distribution to its partners, members, or other owners or shareholders, (a) if an Event of Default is in existence, except that each of Pledgor, Borrower and Subsidiary Credit Parties shall be permitted to make Distributions in an amount not less than the amount that would be required to be distributed by Borrower taking into account all other sources of net income in order to maintain REIT qualification, to eliminate any U.S. federal income tax liability, and to avoid the imposition of any excise tax for undistributed income, or (b) for Distributions made by the Borrower, in excess of, for each quarter end for the preceding twelve month period, one hundred percent (100%) of Core Funds From Operations, provided that if the Borrower’s equity raise in a subject quarter is in excess of 5% of its Consolidated Tangible Net Worth prior to such equity raise, the Distributions made on such additional equity will be excluded from the limitation in this subsection (b) during such calendar quarter and the next two succeeding calendar quarters

§8.8      Asset Sales.  The Borrower and the Pledgor will not sell, transfer or otherwise dispose of any material asset other than pursuant to a bona fide arm’s length transaction or if replaced with an asset of equal value, and subject in all instances to §5.4 hereof.

§8.9      RESERVED..

§8.10    Restriction on Prepayment of Indebtedness.  The Borrower and the Pledgor will not (a) voluntarily prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any material Indebtedness other than the Obligations and the Hedge Obligations after the occurrence and continuance of any Event of Default; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed primarily from the proceeds of a new loan or external equity which would otherwise be permitted by the terms of §8.1; (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied primarily from the proceeds of a sale of the Real Estate securing such Indebtedness or external equity; and (z) the prepayment, redemption, defeasance, purchase, or retirement, in whole or in part, of any amounts whatsoever under or in respect of the Revolving Credit Facility in accordance with the terms thereof, and (b) modify any document evidencing any material Indebtedness (other than the Obligations) to accelerate the maturity date of such Indebtedness after the occurrence and continuance of an Event of Default.

§8.11    Derivatives Contracts. Neither the Borrower nor the Pledgor shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Derivative Contracts made in the ordinary course of business and not prohibited pursuant to §8.1 which are not secured by any portion of the collateral granted to the Agent under any of the Loan Documents (other than Hedge Obligations).

§8.12    Transactions with Affiliates. Neither the Borrower nor the Pledgor shall permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any Subsidiary of the Borrower), except (i) transactions in connection with the Management Agreements, (ii) transactions set forth on Schedule 6.15 attached hereto, (iii) transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate and (iv) distributions permitted under §8.7.

§8.13    Management Fees. The Borrower and the Pledgor shall not pay, and shall not permit to be paid, any property management, administrative, advisory or acquisition fees or other payments under any

Management Agreement or otherwise to Advisor or any other Person that is an Affiliate of the Borrower or the Pledgor in the event that a Default or Event of Default shall have occurred and be continuing; provided, however, that such fees and other payments may continue to accrue during the continuance of any such Default or Event of Default.

§9.        FINANCIAL COVENANTS.  The Borrower and the Pledgor covenant and agree that, so long as any Loan or Note is outstanding, the Borrower and the Pledgor, as applicable, shall comply with the following covenants. The Borrower’s and the Pledgor’s compliance with the following covenants shall be tested quarterly, as of the close of each fiscal quarter.

§9.1      Maximum Leverage Ratio. The Consolidated Leverage Ratio shall not exceed sixty five percent (65%).

§9.2      Minimum Liquidity. The Borrower’s Liquidity shall not be less than $3,000,000.

§9.3      Minimum Fixed Charge Coverage Ratio. The Borrower’s Fixed Charge Ratio shall not be less than 1.60 to 1.0.

§9.4      Minimum Tangible Net Worth. Consolidated Tangible Net Worth of the Borrower and its respective Subsidiaries shall not be less than the sum of (i) $181,007,270.00, plus (ii) an amount equal to 85% of the net proceeds from any issuance of common or preferred Equity Interests in Borrower or Pledgor following June 26, 2015, plus (iii) an amount equal to 85% of the equity in any Real Estate contributed to Pledgor or Borrower following June 26, 2015.

§9.5      Interest Rate Protection.  The aggregate amount of Consolidated Indebtedness of the Borrower which accrues interest at a variable rate and is not otherwise subject to an interest rate hedging arrangement shall not exceed 30% of all Consolidated Indebtedness of the Borrower.

§10.      CLOSING CONDITIONS.  The obligation of the Lenders to make the Loan shall be subject to the satisfaction of the following conditions precedent:

§10.1    Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect, subject to the notice requirements set forth in the Security Documents. The Agent shall have received a fully executed counterpart of each such document.

§10.2    Certified Copies of Organizational Documents. The Agent shall have received from each Credit Party a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of such Credit Party, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.

§10.3    Resolutions. All action on the part of each Credit Party, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4    Incumbency Certificate; Authorized Signers. The Agent shall have received from each Credit Party an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from each Credit Party a certificate, dated as of the Closing Date, signed by a duly authorized representative of such Credit Party and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of such Credit Party under the Loan Documents.

§10.5    Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to each Credit Party in form and substance reasonably satisfactory to the Agent.

§10.6    Payment of Fees. The Borrower shall have paid to the Agent the fees payable pursuant to §4.2.

§10.7    Performance; No Default. Each Credit Party shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.8    Representations and Warranties. The representations and warranties made by the Credit Parties in the Loan Documents or otherwise made by or on behalf of the Credit Parties and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date (unless such representations and warranties are limited by their terms to a specific date).

§10.9    Proceedings and Documents.    All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require and are customarily required in connection with similar transactions.

§10.10  Representations True; No Default. Each of the representations and warranties made by or on behalf of the Credit Parties or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects.

§10.11  Compliance Certificate. The Agent shall have received a Compliance Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein. Further, such Compliance Certificate shall include within the calculation of Net Operating Income any Real Estate which have been owned for less than a calendar quarter, and shall be based upon financial data and information with respect to Real Estate as of the end of the most recent calendar month as to which data and information is available.

§10.12  Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained, subject to the terms of the Security Documents.

§10.13  Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested and are customarily required in connection with similar transactions.

§11.        RESERVED.

§12.        EVENTS OF DEFAULT; ACCELERATION; ETC.

  §12.1       Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

     (a)        The Borrower shall fail to pay any principal of the Loan when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

     (b)        The Borrower shall fail to pay any interest on the Loan within five (5) days of the date that the same shall become due and payable, or any fees or other sums due hereunder (other than any voluntary prepayment) or under any of the other Loan Documents within five (5) days after notice from Agent, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

     (c)        [Reserved];

     (d)        any of the Borrower or the other Credit Parties or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained in §9.1, §9.2, §9.3, or §9.4, in each case without prepaying a portion of the Loan in order to comply with such financial covenant within fifteen (15) days after written notice of a Default under this §12.1(d);

     (e)        any of the Borrower or the other Credit Parties shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12 (including, without limitation, §12.2 below) or in the other Loan Documents), and such failure shall continue for thirty (30) days after the Borrower receives from Agent written notice thereof, and in the case of a default that cannot be cured within such thirty (30)-day period despite the Borrower’s diligent efforts but is susceptible of being cured within ninety (90) days of the Borrower’s receipt of the Agent’s original notice, then the Borrower shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of ninety (90) days from the Borrower’s receipt of Agent’s original notice; provided that the foregoing cure provisions shall not pertain to any default consisting of a failure to comply with §8.4, §8.7, or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents and with respect to any defaults under §8.1, §8.2, §8.3, §8.4, §8.7 or §8.8, the thirty (30) day cure period described above shall be reduced to a period of ten (10) days and no additional cure period shall be provided with respect to such defaults;

     (f)        any material representation or warranty made by or on behalf of the Credit Parties or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated except to the extent it is not reasonably expected to have a Material Adverse Effect;

     (g)        the Borrower or the Pledgor or any Subsidiary defaults under any Recourse Indebtedness or Non-Recourse Indebtedness;

     (h)        any of the Borrower or other Credit Party, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize any of the foregoing;

(i)        a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrower or other Credit Party or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within ninety (90) days following the filing or commencement thereof;

(j)        a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Borrower or other Credit Party or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(k)        there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, one or more uninsured or unbonded final judgments against the Pledgor or the Borrower in excess of $5,000,000;

(l)         any of the material Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Required Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the material Loan Documents shall be commenced by or on behalf of any of the Credit Parties, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the material Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(m)      RESERVED;

(n)        with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and such event reasonably would be expected to result in liability of any of the Credit Parties to pay money to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and one of the following shall apply with respect to such event: (x) such event in the circumstances occurring reasonably would be expected to result in the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(o)        any Change of Control shall occur; or

(p)        then, and upon any such Event of Default, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §12.1(h), §12.1(i) or §12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent.

  §12.2    RESERVED.

  §12.3    RESERVED.

  §12.4    Remedies.   In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loan pursuant to §12.1, the Agent on behalf of the Lenders may, and upon the direction of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loan may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If any Credit Party fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, the Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by the Agent in connection therewith, shall be payable by the Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) days after demand bear interest at the rate for overdue amounts as set forth in this Agreement. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

  §12.5    Distribution of Collateral Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of Credit Parties, such monies shall be distributed for application as follows:

    (a)        First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent in accordance with the terms of the Loan Documents to protect or preserve the Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

    (b)        Second, to all other Obligations and Hedge Obligations in such order or preference as the Required Lenders shall determine; provided, that (i) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.2; (ii) in the event that any Lender shall have wrongfully failed or refused to make an advance under Error! Reference source not found. and such failure or refusal shall be continuing, advances made by other Lenders during the pendency of such failure or refusal shall be entitled to be repaid as to principal and accrued interest in priority to the other Obligations and Hedge Obligations described in this subsection (b); and (iv) Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses and Hedge Obligations shall be made among the Lenders, pro rata, and among the Lender Hedge Providers pro rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations and Hedge Obligations not then due and payable;

(c)        Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

§13.        SETOFF.  Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender or any Affiliate thereof to the Borrower or the Pledgor and any securities or other property of such parties in the possession of such Lender or any Affiliate may, without notice to the Borrower (any such notice being expressly waived by the Borrower) but with the prior written approval of the Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or the Pledgor to such Lender. Each of Lenders agrees with each other Lender that if such Lender shall receive from the Borrower or the Pledgor, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

§14.        THE AGENT.

§14.1     Authorization.  The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent and all other powers not specifically reserved to the Lenders, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. The Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that the Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2     Employees and Agents.  The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

§14.3    No Liability.    Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable to the Lenders for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by the Agent with the consent or at the request of the Required Lenders. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4    No Representations.  The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower or any of its Subsidiaries, or the value of the Collateral or any other assets of the Borrower or any of its Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. The Agent’s Special Counsel has only represented the Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between the Agent’s Special Counsel and the Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.

  §14.5        Payments.

         (a)        A payment by the Borrower to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. In the event that the Agent fails to distribute such amounts within one Business Day as provided above, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

  (b)        If in the reasonable opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§14.6    Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7    Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8    Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loan made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9    Resignation. The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Borrower. The Required Lenders may remove the Agent from its capacity as the Agent in the event of the Agent’s gross negligence or willful misconduct. Upon any such resignation, or removal, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent, (i) any Lender or (ii) any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower and shall have a minimum Commitment of at least $5,000,000. If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lender’s removal of the Agent, then the retiring or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be (i) any Lender or (ii) any financial institution whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent, shall be discharged from its duties and obligations hereunder as Agent. After any retiring Agent’s resignation or removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent. Upon any change in Agent under this Agreement, the resigning or removed Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning or removed Agent.

§14.10 Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if the Agent reasonably determines payment is in the best interest of all Lenders, the Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and the Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower or out of the Collateral within such period. The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11  Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against the Borrower with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.

§14.12  RESERVED.

§14.13  Reliance by the Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.14  Approvals. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders or the Required Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively

“Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of the Agent, such Lender shall in such notice to the Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by the Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. The Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless the Agent and such other Lenders have otherwise been notified in writing.

§14.15  Borrower Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrower.

§14.16  Defaulting Lenders.

(a)        Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirements:

(i)        That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in §27.

(ii)       Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, if so determined by the Agent, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fourth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loan under this Agreement; fifth, so long as no Default or Event of Default exists or non-defaulting Lenders have been paid in full all amounts then due, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction ; provided that if (x) such payment is a payment of the principal amount of any Loan in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loan were made at a time when the conditions set forth in §11 were satisfied or waived, such payment shall be applied solely to pay the Loan of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loan of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this §14.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)      During any period that a Lender is a Defaulting Lender, the Borrower may, by giving written notice thereof to the Agent, such Defaulting Lender, and the other Lenders, demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of §18.1. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment via an assignment subject to and in accordance with the provisions of §18.1. No such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient with any applicable amounts held pursuant to the immediately preceding subsection (ii), upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loan previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, or any Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under any Legal Requirement without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(b)       Defaulting Lender Cure. If the Borrower and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that the Lender will, to the extent applicable, purchase that portion of outstanding Loan of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loan to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to §14.16(a)(iv)), whereupon that the Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to the Lender will constitute a waiver or release of any claim of any party hereunder arising from that the Lender’s having been a Defaulting Lender.

§14.17 Reliance on Hedge Provider. For purposes of applying payments received in accordance with §12.5, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof. Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding.

§15.       EXPENSES. The Borrower agrees to pay (a) the reasonable out-of-pocket costs incurred by the Agent of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any recording, mortgage, documentary or intangibles taxes in connection with the Loan Documents, (c) all title insurance premiums, engineer’s fees incurred by the Agent, third party environmental reviews incurred by the Agent and the reasonable fees, expenses and disbursements of the outside counsel to the Agent and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) all other reasonable out of pocket fees, expenses and disbursements (other than Taxes unless such payment is otherwise required pursuant to the terms of this Agreement) of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, and the third party out-of-pocket costs and expenses incurred in connection with the syndication of the Commitments pursuant to §18 hereof, and (e) without duplication, all out-of-pocket expenses (including reasonable attorneys’ fees and costs, and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender or the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Credit Parties or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lenders’ relationship with the Borrower (provided that any attorneys’ fees and costs pursuant to this clause (e) shall be limited to those incurred by the Agent and one other counsel with respect to the Lenders as a group), (f) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches and UCC filings, (g) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by Agent in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (h) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loan in accordance with the terms of this Agreement. The covenants of this §15 shall survive the repayment of the Loan and the termination of the obligations of the Lenders hereunder.

§16.       INDEMNIFICATION. The Borrower and the Pledgor, jointly and severally, agree to indemnify and hold harmless the Agent, the Lenders, and each director, officer, employee, agent and Affiliate thereof and Person who controls the Agent or any Lender against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to any claim, action, suit or litigation arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Loan by parties claiming by or through the Borrower or the Pledgor, (b) any condition of the Real Estate, (c) any actual or proposed use by the Borrower or the Pledgor of the proceeds of the Loan, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower and the Pledgor, (e) the Borrower or the Pledgor entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to any Real Estate, (g) with respect to the Borrower or the Pledgor and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) to the extent used by the Borrower or the Pledgor, any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower and the Pledgor shall not be obligated under this §16 or otherwise to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, the Borrower and the Pledgor agree to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower or the Pledgor under this §16 are unenforceable for any reason, the Borrower and the Pledgor hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §16 shall survive the repayment of the Loan and the termination of the obligations of the Lenders hereunder for a period of one year.

§17.       SURVIVAL OF COVENANTS, ETC. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loan, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding. The indemnification obligations of the Borrower and the Pledgor provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein for a period of one year. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18.       ASSIGNMENT AND PARTICIPATION.

§18.1     Conditions to Assignment by the Lenders. Except as provided herein, each Lender may assign to one or more Eligible Assignee all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loan at the time owing to it and the Notes held by it); provided that (a) the Agent and the Issuing Lender shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment in the event an interest in the Loan is assigned, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit H annexed hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, the Borrower or the Pledgor, and (e) such assignee shall acquire an interest in the Loan of not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof (or if less, the remaining Loan of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, the Borrower. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning the Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower and the Pledgor.

§18.2     Register. The Agent shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of and interest on the Loan owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.

§18.3     New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from the Agent, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note (if requested by the subject Lender) to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.

§18.4     Participations. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §4.8, §4.9 and §4.10, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower, (e) such participant shall be entitled to the benefits of §4.4(b) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §18.1, but shall not be entitled to receive any greater payment under §4.4(b) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, (f) such sale is effected in accordance with all applicable laws, (g) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by any of the Borrower, and (h) unless an Event of Default is in existence, such participant is not a Competitor; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loan or portions thereof owing to such Lender (other than pursuant to an extension of the Maturity Date pursuant to §2.13), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release the Borrower (except as otherwise permitted under §5.2). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

§18.5     Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or any other central banking authority, or to such other Person as the Agent elects and so long as no Default or Event of Default has occurred and is continuing, the Borrower may approve the identity of such other Person. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6     No Assignment by the Borrower. The Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each of the Lenders.

§18.7     Disclosure. The Borrower agrees to promptly and reasonably cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. The Borrower agrees that, in addition to disclosures made in accordance with standard banking practices, any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder, but in all events subject to the terms hereof. Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from the Borrower that has been identified in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7, and agree to destroy or return all confidential information if it does not become an assignee or participant), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c), disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loan or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other governmental authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any governmental authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such government authority) for disclosure of any such non-public information prior to disclosure of such information and provide (if permitted under applicable Legal Requirements) the Borrower a reasonable opportunity to challenge the disclosure or require that such disclosure be made under seal. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower, or is disclosed with the prior approval of the Borrower. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

§18.8     Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§18.9     Amendments to Loan Documents. Upon any such assignment or participation, the Borrower shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment or participation.

§19.       NOTICES. Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”) must be in writing and shall be deemed to have been properly given or served by personal delivery or by telegraph or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, and addressed to the parties at the address set forth on Schedule 19.

Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telegraph, telecopy, telefax or telex is permitted, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, the Borrower, a Lender or the Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America or Canada.

§20.       RELATIONSHIP. Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower or its Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and the Agent, and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21.       GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401. THE BORROWER, THE PLEDGOR, THE AGENT AND THE LENDERS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). THE BORROWER, THE PLEDGOR, THE AGENT AND THE LENDERS FURTHER ACCEPT, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND (ii) WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR ASSETS OF THE BORROWER OR THE PLEDGOR, EXIST AND THE BORROWER AND THE PLEDGOR, CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS. THE BORROWER AND THE PLEDGOR EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE FOREGOING CHOICE OF NEW YORK LAW WAS A MATERIAL INDUCEMENT TO THE AGENT AND THE LENDERS IN ENTERING INTO THIS AGREEMENT AND IN MAKING THE LOANS HEREUNDER.

§22.       HEADINGS. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.       COUNTERPARTS. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.       ENTIRE AGREEMENT, ETC. This Agreement and the Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.       WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS. EACH OF THE BORROWER, THE PLEDGOR, THE AGENT AND THE LENDERS HEREBY WAIVE ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. EACH PARTY ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT EACH PARTY AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26.       DEALINGS WITH BORROWER. The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower and its Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

§27.       CONSENTS, AMENDMENTS, WAIVERS, ETC. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any material term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Pledgor of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders and, with respect to any amendment of any term of this Agreement or of any other instrument related hereto or mentioned herein, the Borrower or the other Credit Parties, as the case may be. Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender adversely affected thereby: (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest); (b) an increase in the amount of the Commitments of the Lenders (except as provided in §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents; (d) a change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan; (f) an extension of the Maturity Date; (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of the Borrower, other Credit Party, or any Collateral except as otherwise provided in §5.2; (i) an amendment of the definition of the Required Lenders or of any requirement for consent by all of the Lenders; (j) any modification to require a Lender to fund a pro rata share of a request for an advance of the Loan made by the Borrower other than based on its Commitment Percentage; (k) an amendment to this §27; or (l) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Required Lenders to require a lesser number of the Lenders to approve such action. The provisions of §14 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

§28.       SEVERABILITY. The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.       TIME OF THE ESSENCE. Time is of the essence with respect to each and every covenant, agreement and obligation under this Agreement and the other Loan Documents.

§30.     NO UNWRITTEN AGREEMENTS. THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.       REPLACEMENT NOTES. Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, the Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.       NO THIRD PARTIES BENEFITED. This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Pledgor, the Lenders, the Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement are imposed solely and exclusively for the benefit of the Agent and the Lenders, and their permitted successors and assigns, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Borrower or any of its Subsidiaries of any development or the absence therefrom of defects.

§33.       PATRIOT ACT. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the Pledgor, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower and the Pledgor in accordance with the Patriot Act.

§34.       RESERVED.

§35.       LIABILITY. The Agent and the Lenders acknowledge and agree that the obligations of the Pledgor under the Loan Documents shall be non-recourse to the Pledgor individually; the sole recourse of the Agent and the Lenders with respect to the Pledgor shall be to any collateral granted by the Pledgor under the Loan Documents.

§36.      ADDITIONAL AGREEMENTS CONCERNING OBLIGATIONS OF THE BORROWER AND THE PLEDGOR.

§36.1   Attorney-in-Fact. For the purpose of implementing the joint borrower provisions of the Loan Documents, the Borrower and the Pledgor hereby irrevocably appoint the Borrower as their agent and attorney-in-fact for all purposes of the Loan Documents, including the giving and receiving of notices and other communications.

§36.2   RESERVED.

§36.3   Waiver of Automatic or Supplemental Stay. Each of the Borrower and the Pledgor represent, warrant and covenant to the Lenders and the Agent that in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against the Borrower or the Pledgor at any time following the execution and delivery of this Agreement, neither the Borrower nor the Pledgor shall seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to Section 105 of the Bankruptcy Code or any other provision of the Bankruptcy Code, to stay, interdict, condition, reduce or inhibit the ability of the Lenders or the Agent to enforce any rights it has by virtue of this Agreement, the Loan Documents, or at law or in equity, or any other rights the Lenders or the Agent have, whether now or hereafter acquired, against the Borrower or the Pledgor or against any property owned by the Borrower or the Pledgor.

§36.4   Waiver of Defenses. To the extent permitted by applicable law, each of the Borrower and the Pledgor hereby waives and agrees not to assert or take advantage of any defense based upon:

(a)       Any right to require the Agent or the Lenders to proceed against the other of the Borrower or the Pledgor or any other Person or to proceed against or exhaust any security held by the Agent or the Lenders at any time or to pursue any other remedy in the Agent’s or any Lender’s power or under any other agreement before proceeding against the Borrower or the Pledgor hereunder or under any other Loan Document;

(b)       The defense of the statute of limitations in any action hereunder or the payment or performance of any of the Obligations;

(c)       Any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of the Agent or any Lender to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons;

(d)       Any failure on the part of the Agent or any Lender to ascertain the extent or nature of any Collateral or any insurance or other rights with respect thereto, or the liability of any party liable under the Loan Documents or the obligations evidenced or secured thereby;

(e)       Demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notices of any kind (except for such notices as are specifically required to be provided to the Borrower or the Pledgor pursuant to the Loan Documents), or the lack of any thereof, including, without limiting the generality of the foregoing, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of the Borrower, the Pledgor, the Agent, any Lender, any endorser or creditor of the Borrower or the Pledgor or on the part of any other Person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by the Agent or any Lender;

(f)       Any defense based upon an election of remedies by the Agent or any Lender, including any election to proceed by judicial or nonjudicial foreclosure of any security, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies, including remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of the Borrower or the Pledgor or the rights of the Borrower or the Pledgor to proceed against the other for reimbursement, or both;

(g)       Any right or claim of right to cause a marshaling of the assets of the Borrower;

(h)       Any duty on the part of Agent or any Lender to disclose to the Borrower or the Pledgor any facts the Agent or any Lender may now or hereafter know about the Borrower or the Pledgor or the Collateral, regardless of whether the Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which the Borrower or the Pledgor intends to assume or has reason to believe that such facts are unknown to the Borrower or the Pledgor or has a reasonable opportunity to communicate such facts to the Borrower, it being understood and agreed that the Borrower and the Pledgor are fully responsible for being and keeping informed of the financial condition of the other, of the condition of the Real Estate or the Collateral and of any and all circumstances bearing on the risk that liability may be incurred by the Borrower or the Pledgor hereunder and under the other Loan Documents;

(i)       Any inaccuracy of any representation made by or on behalf of the Borrower or the Pledgor contained in any Loan Document;

(j)       Subject to compliance with the provisions of this Agreement, any sale or assignment of the Loan Documents, or any interest therein;

(k)       Subject to compliance with the provisions of this Agreement, any sale or assignment by the Borrower, the Pledgor or any other Person, of any Collateral, or any portion thereof or interest therein, not consented to by the Agent or any Lender;

(l)       Any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Loan Documents;

(m)       Any deficiencies in the Collateral or any deficiency in the ability of the Agent or any Lender to collect or to obtain performance from any Persons now or hereafter liable for the payment and performance of any obligation hereby guaranteed;

(n)       An assertion or claim that the automatic stay provided by 11 U.S.C. §362 (arising upon the voluntary or involuntary bankruptcy proceeding of the Borrower or the Pledgor) or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of the Agent or any Lender to enforce any of its rights, whether now or hereafter required, which the Agent or any Lender may have against the Borrower, the Pledgor or the Collateral owned by either of them;

(o)       Any modifications of the Loan Documents or any obligation of the Borrower or the Pledgor relating to the Loan by operation of law or by action of any court, whether pursuant to the Bankruptcy Code, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, or otherwise;

(p)        Any release of the Borrower, the Pledgor, or of any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, the Agent’s or Lenders’ voluntary act or otherwise;

(q)        Any action, occurrence, event or matter consented to by the Borrower or the Pledgor under any provision hereof, or otherwise;

(r)         The dissolution or termination of existence of the Borrower or the Pledgor;

(s)         Subject to compliance with the provisions of this Agreement, any renewal, extension, modification, amendment or another changes in the Obligations, including but not limited to any material alteration of the terms of payment or performance of the Obligations;

(t)        Any defense of the Borrower or the Pledgor, other than that of prior performance, including without limitation, the invalidity, illegality or unenforceability of any of the Obligations;

(u)        To the fullest extent permitted by law, any other legal, equitable or surety defenses whatsoever to which the Borrower or the Pledgor might otherwise be entitled, it being the intention that the obligations of the Borrower or the Pledgor hereunder are absolute, unconditional and irrevocable; or

(v)        Subject to compliance with the provisions of this Agreement, any lack of notice of disposition or manner of disposition of any Collateral except for notices required by law.

§36.5    Waiver. Each of the Borrower and the Pledgor waives, to the fullest extent that each may lawfully so do, the benefit of all appraisement, valuation, stay, extension, homestead, exemption and redemption laws which such Person may claim or seek to take advantage of in order to prevent or hinder the enforcement of any of the Loan Documents or the exercise by the Lenders or the Agent of any of their respective remedies under the Loan Documents and, to the fullest extent that the Borrower and the Pledgor may lawfully so do, such Person waives any and all right to have the assets comprised in the security intended to be created by the Security Documents (including, without limitation, those assets owned by the other of the Borrower or the Pledgor) marshaled upon any foreclosure of the lien created by such Security Documents. Each of the Borrower and the Pledgor further agree that the Lenders and the Agent shall be entitled to exercise their respective rights and remedies under the Loan Documents or at law or in equity in such order as they may elect. Without limiting the foregoing, each of the Borrower and the Pledgor further agree that upon the occurrence of an Event of Default, the Lenders and the Agent may exercise any of such rights and remedies without notice to either the Borrower or the Pledgor except as required by law or the Loan Documents and agrees that neither the Lenders nor the Agent shall be required to proceed against the other of the Borrower or the Pledgor or any other Person or to proceed against or to exhaust any other security held by the Lenders or the Agent at any time or to pursue any other remedy in the Lender’s or the Agent’s power or under any of the Loan Documents before proceeding against the Borrower, the Pledgor or their assets under the Loan Documents.

§36.6     Subordination. So long as the Loan is outstanding, each of the Borrower and the Pledgor hereby expressly defers and agrees (a) not to assert any right of contribution from or indemnity against the other, whether at law or in equity, arising from any payments made by such Person pursuant to the terms of this Agreement or the Loan Documents, and (b) not to proceed against the other for reimbursement of any such payments. In connection with the foregoing, each of the Borrower and the Pledgor expressly defers and agrees not to assert or take advantage of (i) any rights of subrogation to the Lenders or the Agent against the other of the Borrower and the Pledgor, (ii) any rights to enforce any remedy which the Lenders or the Agent may have against the other of the Borrower or the Pledgor and any rights to participate in any Collateral or any other assets of the other of the Borrower or the Pledgor. In addition to and without in any way limiting the foregoing, each of the Borrower or the Pledgor hereby subordinates any and all indebtedness it may now or hereafter owe to the other of the Borrower or the Pledgor to all indebtedness of the Borrower and the Pledgor to Lenders and Agent, and agrees with Lenders and Agent that neither of the Borrower nor the Pledgor shall claim any offset or other reduction of the Borrower’s or the Pledgor’s obligations hereunder because of any such indebtedness and shall not take any action to obtain any of the Collateral or any other assets of the other of the Borrower or the Pledgor so long as the Loan are outstanding.

§37.       ACKNOWLEDGMENT OF BENEFITS; EFFECT OF AVOIDANCE PROVISIONS.

Without limiting any other provision of §36, each Credit Party acknowledges that it has received, or will receive, significant financial and other benefits, either directly or indirectly, from the proceeds of the Loan made by the Lender to the Borrower pursuant to this Agreement; that the benefits received by such Credit Party are reasonably equivalent consideration for such Credit Party’s execution of this Agreement and the other Loan Documents to which it is a party; and that such benefits include, without limitation, the access to capital afforded to the Borrower and the Pledgor pursuant to this Agreement from which the activities of such Credit Party will be supported.

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER:

City Office REIT, Inc., a Maryland corporation

By:	/s/ Anthony Maretic
Name:	Anthony Maretic
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

PLEDGOR:

CITY OFFICE REIT OPERATING PARTNERSHIP, L.P., a Maryland limited partnership, by its general partner, City Office REIT, Inc., a Maryland corporation

By:	/s/ Anthony Maretic
Name:	Anthony Maretic
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION, as a Lender and as Agent

By:	/s/ Christopher T. Neil

Name:	Christopher T. Neil

Title:	Vice President

KeyBank National Association

225 Franklin Street

Boston, Massachusetts 02110

Attention: Mr. Christopher T. Neil

Telephone: 617 385 6202

Facsimile: 617 385 6293

[Signature Page to Credit Agreement]